UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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THE SHERWIN-WILLIAMS COMPANY
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 16, 2014

The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 West Prospect Avenue, Cleveland, Ohio on Wednesday, April 16, 2014 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at 9 and to elect the 9 director nominees named in the attached Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To approve, on an advisory basis, compensation of the named executives;

3.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm; and

4.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record at the close of business on February 25, 2014, the record date for the Annual Meeting, are the only shareholders entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly vote on the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

CATHERINE M. KILBANE

Secretary

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

March 6, 2014

ADMISSION TO THE 2014 ANNUAL MEETING.

You are entitled to attend the Annual Meeting only if you were a Sherwin-Williams shareholder at the close of business on February 25, 2014. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting. Please refer to the section entitled “How can I attend the Annual Meeting?” for further information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2014.

Sherwin-Williams’ Proxy Statement and 2013 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement and our 2013 Annual Report to Shareholders carefully before voting.

2014 Annual Meeting of Shareholders

Date: Wednesday, April 16, 2014 Time: 9:00 a.m., Eastern Daylight Time Record Date: February 25, 2014	Place:	Landmark Conference Center 927 Midland Building 101 West Prospect Avenue Cleveland, Ohio
Voting: Your vote is important. Please vote today. Each share owned as of the record date is entitled to one vote for each director nominee and each proposal to be voted on.
Annual Report and Proxy Materials: Available at http://proxymaterials.sherwin.com

Proposals and Board Voting Recommendations

Proposal	Board Recommendation
1. Election of directors	FOR
2. Advisory approval of compensation of named executives	FOR
3. Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR

2013 Financial and Operating Highlights

2013 was another record year for Sherwin-Williams. We finished 2013 with net sales of $10.19 billion, an increase of 6.8% over 2012, surpassing $10 billion for the first time in our 147-year history. Net income increased 19.3% to $752.56 million, and diluted net income per share increased 20.6% to $7.26 – each a record high. Net operating cash increased 22.1% to a record $1.08 billion, eclipsing the $1 billion mark also for the first time in our history.

During 2013, we increased our annual dividend to $2.00 per share – extending our string of dividend increases to 35 consecutive years. We also continued our history of returning significant value to our shareholders – returning $974.2 million through dividends and repurchases of our stock.

Corporate Governance Highlights

✓ ✓ ✓ ✓ ✓

Annual election of all directors

Majority voting standard and a director resignation policy for directors in uncontested elections

Independent lead director has significant governance responsibilities

All directors are independent, other than CEO

Board committees comprised entirely of independent directors

	✓	Annual board and committee self-assessment evaluations
	✓	Executive sessions of independent directors held after each regular board meeting
	✓	Updated policy prohibits pledging and hedging of our stock
	✓	Significant director and executive stock ownership guidelines
	✓	Board oversight of risk management

Director Nominees

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Inde- pendent	AC	CMDC	NCGC	Other Public Company Boards
A. F. Anton	56	2006	President & CEO, Swagelok Company	✓	C, F			2
C. M. Connor	57	1999	Chairman & CEO, Sherwin-Williams					1
D. F. Hodnik	66	2005	Retired, Former President & CEO, Ace Hardware Corporation	✓	F			0
T. G. Kadien	57	2009	Senior VP, Consumer Packaging and IP Asia, International Paper Company	✓	F			1
R. J. Kramer	50	2012	Chairman, CEO & President, The Goodyear Tire and Rubber Company	✓	F		✓	1
S. J. Kropf	65	2003	Retired, Former President & COO, Avon Products, Inc.	✓		C	✓	3
C. A. Poon	61	N/A	Dean and John W. Berry, Sr. Chair of Business, The Ohio State University	✓				3
R. K. Smucker	65	1991	CEO, The J.M. Smucker Company	✓ L		✓	✓	1
J. M. Stropki	63	2009	Retired, Former Chairman, President & CEO, Lincoln Electric Holdings, Inc.	✓		✓	C	2
AC = Audit Committee						C = Committee Chair
CMDC = Compensation and Management Development Committee						F = Financial Expert
NCGC = Nominating and Corporate Governance Committee						L = Lead Independent Director

Information about Our Board and Committees

	Number of Members	Independence	Number of Meetings During 2013
Board of Directors*	8	7 of 8	7
Audit Committee	4	100%	5
Compensation and Management Development Committee	3	100%	4
Nominating and Corporate Governance Committee	4	100%	2

*	If our shareholders elect Christine A. Poon as a director at the Annual Meeting, the Board will be comprised of 9 directors all of whom are independent, other than our Chief Executive Officer.

Each of our incumbent directors attended at least 75% of the 2013 meetings of the Board of Directors and each committee on which he or she served.

Executive Compensation Program

We manage our business with the long-term fundamental objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective.

Our compensation programs have been integral to our success in delivering sustained financial and operating results as they assist us in attracting, retaining, and motivating talented and high-performing people throughout our organization to drive those results. We believe it is important that our executive compensation program is competitive, maintains a performance and achievement-oriented culture, aligns the interests of our executives with those of our shareholders, and does not encourage excessive or unnecessary risk-taking.

We compensate our executives by using a balanced approach, which combines fixed and performance-based compensation, annual and long-term compensation, and cash and equity compensation. A significant portion of our executive compensation program is tied to the value of our stock, which is critical to ensure we are delivering value to shareholders and that our executives only realize the full value of their compensation if our shareholders also realize value. For 2013, 76% of the principal compensation components for our named executives (87% for our CEO) in the aggregate were variable and tied to company performance or our stock price.

In 2013, in order to provide more focus on operating performance, we adjusted the target mix of our annual grant of long-term equity incentives as follows:

	2013	2014
Stock Options	50%	40%
Performance-Based Restricted Stock	25%	40%
Time-Based Restricted Stock	25%	20%

We are committed to responsible executive compensation practices.

✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓

Annual advisory vote on executive compensation

Independent Compensation Committee

Independent compensation consultant

Peer group benchmarking

No employment agreements with executives

Clawback policy

No unnecessary or excessive risk-taking in compensation policies and practices

No excessive perquisites

✓ ✓ ✓ ✓ ✓

No payment of current dividends on unvested performance-based restricted stock

Long-term equity incentive awards subject to double-trigger vesting upon change of control

No repricing or replacing of underwater stock options without shareholder approval

No above-market earnings on deferred compensation

Balanced compensation structure

We value the input of our shareholders with regard to our executive compensation program.

At last year’s Annual Meeting, our shareholders approved the compensation of our named executives with a substantial majority of shareholders (94.5% of votes cast) voting in favor.

The Compensation Committee highly values the input of our shareholders and will continue to consider the views of our shareholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements.

THE SHERWIN-WILLIAMS COMPANY

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

PROXY STATEMENT

March 6, 2014

GENERAL INFORMATION

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors (Board) of proxies to be voted at the Annual Meeting of Shareholders to be held on April 16, 2014. We began mailing these proxy materials to our shareholders on March 6, 2014. The use of the terms “we,” “us” and “our” throughout this Proxy Statement refers to Sherwin-Williams and/or its management.

We are enclosing our Annual Report to Shareholders for the year ended December 31, 2013 with these proxy materials. We may submit additional financial and other reports at the Annual Meeting, but we do not intend to take any action relating to those reports.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Proposal	Board Recommendation
1. Election of directors	FOR
2. Advisory approval of compensation of named executives	FOR
3. Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR

In addition, our management will report on Sherwin-Williams’ financial and operating performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

Who is entitled to vote at the Annual Meeting?

You are entitled to vote at the Annual Meeting only if you were a record holder of our common stock or our ESOP serial preferred stock at the close of business on February 25, 2014. At the close of business on the record date, 100,114,585 shares of common stock and 27,116 shares of ESOP serial preferred stock were outstanding. Each share owned on the record date is entitled to one vote.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a broker, bank or other similar organization, you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Most shareholders have a choice of voting by mail, on the Internet, by telephone or in person at the Annual Meeting. We encourage you to vote by mail, on the Internet or by telephone prior to the Annual Meeting.

Voting by Mail.    If you are a shareholder of record, you may vote by signing, dating and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “for” Proposals 1, 2 and 3. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares in street name, you should complete, sign and date the voting instruction card provided to you by your broker or nominee.

Voting on the Internet or by Telephone.    If you are a shareholder of record, detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a shareholder of record and you vote on the Internet or by telephone, your vote must be received by 11:00 p.m. E.D.T. on April 15, 2014; you should not return your proxy card.

If you hold shares in street name, you may be able to vote on the Internet or by telephone as permitted by your broker or nominee.

Voting in Person.    All shareholders may vote in person at the Annual Meeting. Shareholders of record may also be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares in street name, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

What happens if I hold shares in street name and I do not give voting instructions?

If you hold shares in street name and do not provide your broker with specific voting instructions, under the rules of the New York Stock Exchange (NYSE), your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1 and 2 are considered non-routine matters. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 2, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3 is considered a routine matter and, therefore, your broker may vote your shares on this proposal according to your broker’s discretion.

Who tabulates the votes?

Representatives of Wells Fargo Shareowner Services will tabulate the votes and act as inspectors of election at the Annual Meeting.

How do I vote if I am a participant in the Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?

If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above. If you are a participant in our Employee Stock Purchase and Savings Plan, your voting instructions must be received by the close of business on April 11, 2014 in order to allow the trustee sufficient time for voting.

If you are a participant in our Employee Stock Purchase and Savings Plan and you do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What vote is required to approve each proposal?

Election of Directors (Proposal 1).    Proposal 1 to fix the number of directors at 9 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal. As provided in our Amended Articles of Incorporation, to be elected as a director, a nominee must receive a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” the nominee’s election. Abstentions and broker non-votes with respect to the election of one or more directors will not be counted as a vote cast and, therefore, will have no effect on the vote.

Any incumbent nominee who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee of the Board. We have provided more information about majority voting for directors under the heading “Corporate Governance — Majority Voting for Directors.”

Advisory Approval of Compensation of Named Executives (Proposal 2).    The approval, on an advisory basis, of the compensation of our named executives requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote.

Ratification of Independent Registered Public Accounting Firm (Proposal 3).    The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on the vote. Broker non-votes are not expected to exist with respect to this proposal.

Other Items.    All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended Articles of Incorporation or Regulations.

Can I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Corporate Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote on the Internet or by telephone; or

•	voting in person at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a shareholder at the close of business on February 25, 2014. We may ask you to present evidence of share ownership and valid photo identification to enter the Annual Meeting.

•

If you are a shareholder of record or own your shares through our Dividend Reinvestment Plan or our Employee Stock Purchase and Savings Plan, an admission ticket is attached to your proxy card. Simply tear it off and bring it to the Annual Meeting.

•

If you hold your shares in street name, we may ask you to provide proof of beneficial ownership as of February 25, 2014, such as a bank or brokerage account statement showing ownership on such date, a copy of the voting instruction card provided by your broker or nominee, or similar evidence of ownership.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Who pays the costs of this proxy solicitation?

The enclosed proxy is solicited by the Board, and Sherwin-Williams will pay the entire cost of solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxies for which it will receive a fee estimated at $15,500 plus reasonable expenses.

In addition, we may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

Are the Proxy Statement and the 2013 Annual Report to Shareholders available on the Internet?

Yes. This Proxy Statement and our 2013 Annual Report to Shareholders are available at http://proxymaterials.sherwin.com.

You may help us save money in the future by accessing your proxy materials online, instead of receiving paper copies in the mail. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions located under “Access Proxy Materials Online” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

CORPORATE GOVERNANCE

The Board and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders. We describe below our key corporate governance policies that enable us to manage our business in accordance with high ethical standards and in the best interests of our shareholders.

Corporate Governance Guidelines.

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices.

Leadership Structure and Lead Director.

Combined Chairman and Chief Executive Officer.    Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman and Chief Executive Officer, except in unusual circumstances such as during a period of transition in the office of the chief executive officer. Currently, the Board believes this structure provides the most optimal leadership model by enhancing our Chairman and Chief Executive Officer’s ability to provide clear insight and direction of business strategies and plans to both the Board and management, which facilitates the efficient and effective functioning of the Board and our company. The Board believes we can most effectively execute our business strategies and plans if our Chairman is also a member of our management team. A single person, acting in the capacities of Chairman and Chief Executive Officer, provides unified leadership and focus.

Lead Director.    We balance the combined roles of Chairman and Chief Executive Officer by the appointment of a Lead Director. Richard K. Smucker, who has served on the Board since 1991, is currently the Lead Director. The independent directors of the Board annually elect the Lead Director. The Board believes that a Lead Director improves the Board’s overall performance by improving the efficiency of the Board’s oversight and governance responsibilities and by enhancing the relationship between the Chief Executive Officer and the independent directors.

The Lead Director has a significant role, with comprehensive governance responsibilities that are clearly set forth in our Corporate Governance Guidelines. These responsibilities are as follows:

•	Chair meetings of the Board at which the Chairman is not present.

•	Chair executive sessions of the non-management directors. Meet separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Review with the Chairman the schedule for meetings of the non-management directors and set the agenda for such meetings.

•

Facilitate communications and serve as the principal liaison on Board-related issues between the Chairman and the non-management directors. Each director, however, is free to communicate directly with the Chairman.

•	Review with the Chairman the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest agenda items to the Chairman for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on Board-related issues.

•	Act as a resource for, and counsel to, the Chairman.

Other Leadership Components.    Another key component of our leadership structure is our strong governance practices to ensure that the Board effectively carries out its responsibility for the oversight of management. All directors, with the exception of our Chairman, are independent, and all committees are made up entirely of independent directors. Non-management directors meet in executive session following every regularly scheduled Board meeting. The Lead Director may schedule additional executive sessions as appropriate. The Board has full access to our management team at all times. In addition, the Board or any committee may retain independent legal, financial, compensation and other consultants and advisors to advise and assist the Board or committee in discharging its responsibilities.

Code of Conduct.

Our Code of Conduct applies to all directors, officers and employees of Sherwin-Williams and our subsidiaries, wherever located. Our Code contains the general guidelines and principles for conducting Sherwin-Williams’ business consistent with the highest standards of business ethics. Our Code embodies our seven guiding values, which form the foundation of our company: Integrity, People, Service, Quality, Performance, Innovation and Growth. We encourage our employees to report all violations of company policies and the law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and will take appropriate action. Under no circumstances will employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code or applicable law or for cooperating in any investigation of a possible violation.

Under our Code of Ethics for Senior Financial Management, our Chief Executive Officer, Chief Financial Officer and senior financial management are responsible for creating and maintaining a culture of high ethical standards and of commitment to compliance throughout our company to ensure the fair and timely reporting of Sherwin-Williams’ financial results and condition. Senior financial management includes the controller, the treasurer, the principal financial/accounting personnel in our operating groups and divisions, and all other financial/accounting personnel within our corporate departments and operating groups and divisions with staff supervision responsibilities.

Risk Management.

Management is responsible for assessing and managing our exposure to various risks while the Board has responsibility for the oversight of risk management. Management has an enterprise risk management process to identify, assess and manage the most significant risks facing us, including financial, strategic, operational, litigation, compliance and reputational risks.

The Audit Committee has oversight responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage our exposure to risk. The Audit Committee also has oversight responsibility for financial risks. The Board has oversight responsibility for all other risks. Management reviews financial risks with the Audit Committee at least quarterly and reviews its risk management process with the Audit Committee on an ongoing basis. Management reviews various significant risks with the Board throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with the Board on an annual basis.

Management’s role to identify, assess and manage risk, and the Board’s role in risk oversight, have been well defined for many years. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. However, we believe that the Board’s leadership structure, with Mr. Connor serving as Chairman and Chief Executive Officer, enhances the Board’s effectiveness in risk oversight due to Mr. Connor’s extensive knowledge of our operations and the paint and coatings industry.

How You May Communicate with Directors.

The Board has adopted a process by which shareholders and all other interested parties may communicate with the non-management directors, the Lead Director or the chairperson of any of the committees of the Board. You may send communications by regular mail to the attention of the Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; Chair, Nominating and Corporate Governance Committee; or to the non-management directors as a group to the Non-Management Directors, each c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors.

Complaint Procedures for Accounting, Auditing and Financial Related Matters.

The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters. The Audit Committee has also established procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures described under the heading “How You May Communicate with Directors,” above. Employees may report such complaints by following the procedures outlined in our Code of Conduct. We do not permit any disciplinary or retaliatory action against any person who, in good faith, submits a complaint or concern under these procedures.

Independence of Directors.

Under our Director Independence Standards (a copy of which is attached as Appendix A), 7 of our 8 directors and 8 of our 9 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent.

Majority Voting for Directors.

At last year’s Annual Meeting, our shareholders adopted an amendment to our Amended Articles of Incorporation to implement a majority voting standard for uncontested elections of directors. Soon thereafter, the Board amended our Corporate Governance Guidelines to conform our director resignation policy to the majority voting standard.

Any incumbent nominee for director in an uncontested election who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation to the Board under our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the majority against vote.

In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting the resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interest of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors that the Board believes to be relevant. We will promptly and publicly disclose the Board’s decision and process in a report filed with or furnished to the SEC.

Executive Sessions of Non-Management Directors.

The non-management members of the Board meet in executive session following every regularly scheduled Board meeting. Additional executive sessions may be scheduled by the Lead Director or the non-management directors. The Lead Director will chair these sessions.

Annual Board Self-Assessments.

The Board has instituted annual self-assessments of the Board, as well as the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee, to assist in determining whether the Board and its committees are functioning effectively. In early 2014, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. The Nominating Committee oversees this process.

Board Committee Charters.

Our Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee have adopted written charters. Each committee reviews and evaluates the adequacy of its charter at least annually.

Stock Ownership Guidelines.

The Board believes that its directors, executive officers and operating presidents should have meaningful share ownership in Sherwin-Williams. Accordingly, the Board has established minimum share ownership requirements. More information is set forth under the heading “Stock Ownership Guidelines” in the Compensation Discussion and Analysis.

Clawback and Recapture Policy.

The Board has adopted a policy regarding the adjustment and recapture of compensation paid or payable to executives and key employees. Under this clawback policy, employees who participate in our 2007 Executive Performance Bonus Plan are required to reimburse Sherwin-Williams for any award paid under this plan in the event:

•

the award was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws; and

•	the Board determines that the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been paid to the employee based upon the restated financial results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results.

In addition, under our 2006 Equity and Performance Incentive Plan, (a) all outstanding stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in the conduct described above.

The Dodd-Frank Act requires companies to adopt a policy that, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the company will recover incentive compensation received prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Availability of Corporate Governance Materials.

You may access all committee charters, our Corporate Governance Guidelines, our Director Independence Standards, our Code of Conduct and other corporate governance materials in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the number of directors is to be fixed at 9, and 9 directors are to be elected to hold office until the next Annual Meeting and until their successors are elected. Each nominee was elected by our shareholders at the 2013 Annual Meeting, except for Ms. Poon, who was nominated to be elected a director by unanimous action of the Board on February 19, 2014.

Our Board currently has 8 members. All are standing for re-election as nominees. All of the nominees are independent, except for Mr. Connor. Mr. Connor is not considered to be independent because of his position as our Chairman and Chief Executive Officer. There are no family relationships among any of the directors and executive officers.

Each nominee has agreed to serve if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board unless you indicate otherwise.

We have presented biographical information regarding each nominee below. The biographical information of each nominee is supplemented with the particular experiences, qualifications, attributes and skills that led the Board to conclude that the nominee should serve on the Board. Please also refer to the additional information set forth under the heading “Experiences, Qualifications, Attributes and Skills of Directors and Nominees.”

ARTHUR F. ANTON

President and Chief Executive Officer,

Swagelok Company

Director of Sherwin-Williams since 2006

Age: 56

Business Experience.    Arthur F. Anton has served as President and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) since January 2004. Mr. Anton served as President and Chief Operating Officer of Swagelok from January 2001 to January 2004, Executive Vice President of Swagelok from July 2000 to January 2001, and Chief Financial Officer of Swagelok from August 1998 to July 2000. Mr. Anton is also a Director of Forest City Enterprises, Inc., Olympic Steel, Inc. and University Hospitals Health System.

Key Qualifications, Attributes and Skills.    Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. In addition, as a former partner of Ernst & Young LLP and the former Chief Financial Officer of Swagelok, Mr. Anton also has financial expertise and extensive financial experience in a manufacturing setting that provide him with a unique perspective on Sherwin-Williams’ business and operations.

CHRISTOPHER M. CONNOR

Chairman and Chief Executive Officer,

Sherwin-Williams

Director of Sherwin-Williams since 1999

Age: 57

Business Experience.    Christopher M. Connor has served as Chairman of Sherwin-Williams since April 2000 and Chief Executive Officer of Sherwin-Williams since October 1999. Mr. Connor has been with Sherwin-Williams since 1983 in roles of increasing responsibility. Mr. Connor is also a Director of Eaton Corporation and is Deputy Chairman of the Federal Reserve Bank of Cleveland.

Key Qualifications, Attributes and Skills.    Mr. Connor, who has spent 31 years with Sherwin-Williams and who currently serves as Chairman and Chief Executive Officer, has extensive, in-depth knowledge of our company’s business, operations, opportunities and strategies. His wide-ranging roles throughout his career at Sherwin-Williams also provide him with significant leadership, corporate strategy, manufacturing, retail, marketing and international experience in the paint and coatings industry.

DAVID F. HODNIK

Retired, Former President and

Chief Executive Officer,

Ace Hardware Corporation

Director of Sherwin-Williams since 2005

Age: 66

Business Experience.    David F. Hodnik, prior to his retirement in April 2005, served as Chief Executive Officer of Ace Hardware Corporation (cooperative of independent hardware retail stores) since January 1997. Mr. Hodnik also served as President of Ace Hardware from January 1996 through December 2004. Mr. Hodnik joined Ace Hardware in October 1972 and held various financial, accounting and operating positions at Ace Hardware.

Key Qualifications, Attributes and Skills.    Mr. Hodnik has valuable management and leadership skills supporting a large retail operation. Mr. Hodnik brings to the Board more than 30 years of relevant experience at Ace Hardware in various financial, accounting and operating positions, including as Ace Hardware’s principal accounting officer, allowing him to add important financial expertise and business insights to the Board.

THOMAS G. KADIEN

Senior Vice President,

Consumer Packaging and IP Asia,

International Paper Company

Director of Sherwin-Williams since 2009

Age: 57

Business Experience.    Thomas G. Kadien has served as Senior Vice President, Consumer Packaging and IP Asia of International Paper Company (global paper and packaging company) since January 2010 and has served as Senior Vice President of International Paper since May 2004. Mr. Kadien joined International Paper in 1978 and has held various sales, marketing and management positions with International Paper, including President of xpedx from October 2005 to January 2010, President – IP Europe from April 2003 to October 2005, Vice President – Commercial Printing and Imaging Papers from August 2000 to April 2003, and Vice President – Fine Papers from June 2000 to August 2000. Mr. Kadien is also a Director of International Paper APPM Limited and a Member of the Board of Visitors of the University of Memphis.

Key Qualifications, Attributes and Skills.     Mr. Kadien brings substantial sales, marketing, management and international operations experience from a large multinational company to the Board. His broad range of positions at International Paper during a career exceeding 30 years has allowed him to gain significant and diverse operating experiences in domestic and international markets, which provides the Board with a meaningful global business perspective.

RICHARD J. KRAMER

Chairman of the Board, Chief Executive

Officer and President,

The Goodyear Tire & Rubber Company

Director of Sherwin-Williams since 2012

Age: 50

Business Experience.    Richard J. Kramer has served as Chief Executive Officer and President of The Goodyear Tire & Rubber Company (global manufacturer, marketer and distributor of tires) since

April 2010 and Chairman of the Board of Goodyear since October 2010. Mr. Kramer joined Goodyear in March 2000 and has held various positions at Goodyear, including Chief Operating Officer from June 2009 to April 2010, President, North American Tire from March 2007 to February 2010, Executive Vice President and Chief Financial Officer from June 2004 to August 2007, Senior Vice President, Strategic Planning and Restructuring from August 2003 to June 2004, Vice President, Finance – North American Tire from August 2002 to August 2003, and Vice President – Corporate Finance from March 2000 to August 2002. Prior to joining Goodyear, Mr. Kramer was with PricewaterhouseCoopers LLP for 13 years, including two years as a partner. Mr. Kramer is also a Director of Goodyear and John Carroll University.

Key Qualifications, Attributes and Skills.    Mr. Kramer has significant experience leading and managing a large multinational industrial company. As the former Chief Financial Officer of Goodyear, he brings extensive financial and risk management experience to our Board. Mr. Kramer’s diverse range of positions at Goodyear for over a decade provides him with significant knowledge of global markets, manufacturing, distribution, retail, finance and technology, which enables him to advise our Board on a variety of strategic and business matters.

SUSAN J. KROPF

Retired, Former President and

Chief Operating Officer,

Avon Products, Inc.

Director of Sherwin-Williams since 2003

Age: 65

Business Experience.    Susan J. Kropf, prior to her retirement in January 2007, served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) since January 2001. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations, of Avon from December 1999 to January 2001 and Executive Vice President and President, North America, of Avon from March 1997 to December 1999. Mrs. Kropf is also a Director of Coach, Inc., MeadWestvaco Corporation, The Kroger Co. and the Wallace Foundation.

Key Qualifications, Attributes and Skills.    Mrs. Kropf has a significant amount of manufacturing and operating experience at a large consumer products company. Mrs. Kropf joined Avon in 1970, holding various positions in manufacturing, marketing and product development, and brings a meaningful global business perspective to the Board. Mrs. Kropf has extensive board experience through her service on the boards of four public companies, including Sherwin-Williams. Mrs. Kropf also has a strong understanding of executive compensation and related areas.

CHRISTINE A. POON

Dean and John W. Berry, Sr. Chair in Business

The Max M. Fisher College of Business

The Ohio State University

Age: 61

Business Experience.    Christine A. Poon has served as Dean and John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business at The Ohio State University since April 2009. Prior to joining Ohio State, Ms. Poon spent eight years at Johnson & Johnson until her retirement in March 2009, most recently as Vice Chairman of the Board of Directors beginning January 2005 and Worldwide Chairman, Pharmaceuticals Group beginning August 2001. Prior to joining Johnson & Johnson, Ms. Poon held various senior leadership positions at Bristol-Myers Squibb Company over a period of 15 years, most recently as President, International Medicines Group, and President, Medical Devices Group. Ms. Poon is also a Director of Prudential Financial, Inc. and Regeneron Pharmaceuticals, Inc. Ms. Poon also serves on the Supervisory Board of Koninklijke Philips Electronics N.V. Ms. Poon is a former Director of Johnson & Johnson.

Key Qualifications, Attributes and Skills.    Ms. Poon has extensive strategic and operational leadership skills due to her over 20 years of experience at Johnson & Johnson and Bristol-Myers Squibb. Ms. Poon brings significant sales and marketing expertise in domestic and international markets, which will provide the Board with a valuable perspective on Sherwin-Williams’ worldwide commercial operations.

RICHARD K. SMUCKER

Chief Executive Officer,

The J.M. Smucker Company

Director of Sherwin-Williams since 1991

Lead Director since 2011

Age: 65

Business Experience.    Richard K. Smucker has served as Chief Executive Officer of The J.M. Smucker Company (makers of food products) since August 2011. Mr. Smucker served as Co-Chief Executive Officer of J.M. Smucker from February 2001 to August 2011, Executive Chairman of J.M. Smucker from June 2008 to August 2011, President of J.M. Smucker from January 1987 to June 2008 and Chief Financial Officer of J.M. Smucker from June 2003 to January 2005. Mr. Smucker is also a Director of J.M. Smucker, Chairman of the Federal Reserve Bank of Cleveland and a Trustee of the Musical Arts Association (The Cleveland Orchestra).

Key Qualifications, Attributes and Skills.    Mr. Smucker brings significant leadership, governance, management and financial experience at a leading marketer and manufacturer of consumer products that enables him to advise the Board on a variety of strategic and business matters, including the acquisition and integration of businesses. As a former Chief Financial Officer of J.M. Smucker, Mr. Smucker brings considerable financial and risk management expertise to the Board.

JOHN M. STROPKI

Retired, Former Chairman,

President and Chief Executive Officer,

Lincoln Electric Holdings, Inc.

Director of Sherwin-Williams since 2009

Age: 63

Business Experience.    John M. Stropki, prior to his retirement in December 2013, served as Executive Chairman of Lincoln Electric Holdings, Inc. (manufacturer and reseller of welding and cutting products) since December 2012. Mr. Stropki served as President and Chief Executive Officer of Lincoln Electric Holdings from June 2004 to December 2012 and Chairman of Lincoln Electric Holdings from October 2004 to December 2012. Mr. Stropki also served as Executive Vice President and Chief Operating Officer of Lincoln Electric Holdings from May 2003 to June 2004 and Executive Vice President of Lincoln Electric Holdings and President, North America of The Lincoln Electric Company from May 1996 to May 2003. Mr. Stropki is also a Director of Hyster-Yale Materials Handling, Inc. and Rexnord Corporation. Mr. Stropki is a former Director of Lincoln Electric Holdings.

Key Qualifications, Attributes and Skills.    Mr. Stropki has vast management, technical, manufacturing and leadership skills at an industrial company with a long history of financial improvement. His 41 years of experience at Lincoln Electric Holdings provided him with extensive knowledge of employee development and engagement, as well as important perspectives in operating a business in global markets that are relevant to Sherwin-Williams’ business.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 1 to fix the number of directors at 9 and to elect all of the nominees listed.

ADDITIONAL INFORMATION ABOUT OUR DIRECTORS

Independence of Directors.

The Board has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. Our Director Independence Standards also include additional independence requirements for members of the Audit Committee and the Compensation and Management Development Committee. A complete copy of our Director Independence Standards is attached as Appendix A.

During the Board’s annual review of director independence, the Board considers transactions, relationships and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships and arrangements between each director or an immediate family member of the director and our senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•

if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual gross revenues;

•

if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total assets;

•

if the director, or an immediate family member of the director, serves as an officer, director or trustee of a not-for-profit organization, and Sherwin-Williams’ discretionary charitable contributions (excluding matching contributions) to the organization are less than $500,000 or five percent, whichever is greater, of that organization’s annual gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•

if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or

•

if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its independence review for 2014. As a result of this review, the Board determined that 7 of our 8 directors and 8 of our 9 director nominees are independent. In addition, all members of the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee are independent. The Board determined that Mrs. Kropf, Ms. Poon and Messrs. Anton, Hodnik, Kadien, Kramer, Smucker and Stropki meet these standards and are independent and, in addition, satisfy the independence requirements of the NYSE. Mr. Connor is not considered to be independent because of his position as our Chairman and Chief Executive Officer.

Experiences, Qualifications, Attributes and Skills of Directors and Nominees.

In considering each director nominee and the composition of the Board as a whole, the Nominating and Corporate Governance Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, that the Nominating Committee believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams and our shareholders. These experiences, qualifications, attributes and skills, which are more fully described in the following table, are set forth in a director matrix. The Nominating Committee regularly reviews the director matrix as part of its annual Board composition review, which includes a review of potential director candidates. The Nominating Committee may also consider such other experiences, qualifications, attributes and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams.

	A. F. Anton	C. M. Connor	D. F. Hodnik	T. G. Kadien	R. J. Kramer	S. J. Kropf	C. A. Poon	R. K. Smucker	J. M. Stropki
Management Experience Experience as a CEO, COO, President or Senior VP of a company or a significant subsidiary, operating division or business unit.	✓	✓	✓	✓	✓	✓	✓	✓	✓
Independence Satisfy the independence requirements of the NYSE.	✓		✓	✓	✓	✓	✓	✓	✓
Financial Expertise Possess the knowledge and experience to be qualified as an “audit committee financial expert.”	✓		✓	✓	✓		✓	✓	✓
Manufacturing; Distribution Experience in, or experience in a senior management position responsible for, managing significant manufacturing and distribution operations.	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technical; Research and Development Experience in, or experience in a senior management position responsible for, managing a significant technical or research and development function.	✓	✓		✓	✓	✓	✓	✓	✓
International Operations Experience working in a major organization with global operations with a thorough understanding of different cultural, political and regulatory requirements.	✓	✓	✓	✓	✓	✓	✓	✓	✓
Marketing; Sales Experience in, or experience in a senior management position responsible for, managing a marketing and/or sales function.	✓	✓	✓	✓	✓	✓	✓	✓	✓
Retail Operations Experience in, or experience in a senior management position responsible for, managing retail operations.		✓	✓	✓	✓
Minority; Diversity Add perspective through diversity in gender, ethnic background, race, etc.						✓	✓

2013 DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation of our non-management directors for 2013.

Name	Fees Earned or Paid in Cash ($)(2,3)	Stock Awards ($)(4,5)	All Other Compensation ($)(6)	Total ($)

A. F. Anton	116,000	121,413	-0-	237,413
D. F. Hodnik	95,000	121,413	-0-	216,413
T. G. Kadien	95,000	121,413	-0-	216,413
R. J. Kramer	95,000	121,413	-0-	216,413
S. J. Kropf	116,000	121,413	-0-	237,413
A. M. Mixon, III(1)	31,580	121,413	500	153,493
R. K. Smucker	120,000	121,413	-0-	241,413
J. M. Stropki	110,000	121,413	-0-	231,413

[1]	Mr. Mixon retired as a director on April 17, 2013 in accordance with the Board’s retirement policy.

[2]

These amounts reflect the annual retainer, the annual retainer for the Lead Director, the annual retainer for committee chairs, and any meeting fees. Cash amounts earned include a prorated amount of annual retainers if a director served for a portion of the year.

[3]

Mrs. Kropf and Messrs. Kadien, Kramer and Mixon deferred payments of all of their fees under our Director Deferred Fee Plan. Cash amounts deferred during 2013 were as follows: Mr. Kadien ($95,000), Mrs. Kropf ($116,000), Mr. Kramer ($95,000) and Mr. Mixon ($31,580). These amounts were credited to either a common stock account or a shadow stock account under our Director Deferred Fee Plan. The number of shares of common stock (which includes shares acquired through the reinvestment of dividends) held under our Director Deferred Fee Plan at December 31, 2013 was as follows: Mr. Kadien (1,833), Mr. Kramer (559) and Mr. Smucker (13,053). The number of shares of shadow stock (which includes shares acquired through the reinvestment of dividend equivalents) held under our Director Deferred Fee Plan at December 31, 2013 was as follows: Mr. Kadien (1,814) and Mrs. Kropf (14,392).

[4]

These values reflect 742 shares of restricted stock granted during 2013 to each of our non-management directors under our 2006 Stock Plan for Nonemployee Directors. The value of restricted stock is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the Accounting Standards Codification (“ASC”)), excluding the effect of estimated forfeitures. The grant date fair value of restricted stock is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

[5]

The number of shares of restricted stock held by each of our non-management directors at December 31, 2013 was 1,531 for Mr. Kramer and 1,955 for Mrs. Kropf and Messrs. Anton, Hodnik, Kadien, Mixon, Smucker and Stropki. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock.

None of our non-management directors held any stock options at December 31, 2013. No stock options have been granted to our directors since 2003.

[6]

These amounts reflect charitable matching gifts under our matching gifts and grants for volunteers program. This program is available to all full-time employees and directors and is described on the next page.

DIRECTOR COMPENSATION PROGRAM

The Compensation and Management Development Committee is responsible for reviewing and approving the compensation for our non-management directors. All of our non-management directors are paid under the same compensation program. Officers of Sherwin-Williams who also serve as directors do not receive any additional compensation for services as a director.

Director Fees.

The cash and equity compensation program for our non-management directors consists of the following:

•	an annual cash retainer of $95,000;

•	an additional annual cash retainer of $25,000 for the Lead Director;

•

an additional annual cash retainer of $21,000 for the chair of the Audit Committee, $21,000 for the chair of the Compensation and Management Development Committee, and $15,000 for the chair of the Nominating and Corporate Governance Committee;

•

a meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting; and

•

an annual grant of restricted stock of approximately $110,000, valued over a prior 30-day period, under our 2006 Stock Plan for Nonemployee Directors. Shares of restricted stock vest in annual increments of one-third of the shares granted over a period of three years. The shares will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director, the shares will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. Stock options are not a part of our director compensation program. In addition, we do not provide retirement benefits to our non-management directors.

Director Stock Ownership Requirement.

The Board has established a minimum share ownership requirement to ensure that the interests of our directors are aligned with the interests of our shareholders. Each director who has served on the Board for at least five years is required to own shares of common stock equal in value to at least seven times the annual Board cash retainer.

Other Benefits.

We also pay the premiums for liability insurance and business travel accident insurance for all directors, including $225,000 accidental death and dismemberment coverage and $225,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in our matching gifts and grants for volunteers program on the same basis as employees. Amounts of matching gifts and grants under this program are included in the “All Other Compensation” column of the 2013 Director Compensation Table.

Directors may elect to defer all or a part of their retainer and meeting fees under our Director Deferred Fee Plan into a common stock account, a shadow stock account or an interest bearing cash account. The value of the shadow stock account reflects changes in the market price of our common stock and the payment of dividend equivalents at the same rate as dividends are paid on our common stock. Amounts deferred may be distributed either in annual installments over a period of up to 10 years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock account are distributed in cash.

BOARD MEETINGS AND COMMITTEES

The Board held seven meetings during 2013. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he or she served. Each director is expected to attend, absent unusual circumstances, all meetings of shareholders. All directors except one attended the 2013 Annual Meeting.

The Board has established an Audit Committee, a Compensation and Management Development Committee, and a Nominating and Corporate Governance Committee. Each committee has adopted a written charter. You may find a complete copy of each charter in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com.

Committee Membership.

The following table sets forth the current membership and the chairs of the committees of the Board.

Name	Audit	Compensation and Management Development	Nominating and Corporate Governance

A. F. Anton	Chair
D. F. Hodnik	✓
T. G. Kadien	✓
R. J. Kramer	✓		✓
S. J. Kropf		Chair	✓
R. K. Smucker		✓	✓
J. M. Stropki		✓	Chair

Audit Committee.

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the integrity of our financial statements and effectiveness of our internal control over financial reporting;

•	the independence, qualifications and performance of the independent registered public accounting firm;

•	the performance of our internal audit function;

•	our compliance with legal and regulatory requirements; and

•	engaging in such other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met five times during 2013. Each member of the Audit Committee is independent under SEC rules, NYSE listing standards and our Director Independence Standards. The Board has determined that Messrs. Anton, Hodnik, Kadien and Kramer are “audit committee financial experts” under SEC rules.

Compensation and Management Development Committee.

The purpose of the Compensation and Management Development Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	compensation for our directors and management, which includes our executive officers;

•	overseeing our management succession planning; and

•	engaging in such other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

The Compensation Committee met four times during 2013. Each member of the Compensation Committee meets the recently enhanced independence requirements under SEC rules, NYSE listing standards and our Director Independence Standards.

Process for Determining Director and Executive Compensation.    The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives and other key employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees. The Compensation Committee relies upon several members of our management and their staff, as well as an outside compensation consultant, for assistance in performing its duties.

The Compensation Committee has engaged an outside compensation consultant that reports directly to the Compensation Committee. At the beginning of 2013, Pay Governance LLC served as the Compensation Committee’s compensation consultant. During the second quarter of 2013, the Compensation Committee ended its relationship with Pay Governance and retained Compensation Advisory Partners, LLC as its compensation consultant. Prior to engaging Compensation Advisory Partners, the Compensation Committee evaluated the independence of Compensation Advisory Partners taking into account all factors relevant to their independence from management under SEC rules and NYSE listing standards. Based upon that evaluation, the Compensation Committee determined Compensation Advisory Partners to be independent. In addition, the Compensation Committee conducted an assessment to evaluate whether the work performed by Compensation Advisory Partners raises a conflict of interest. Based upon that assessment, the Compensation Committee determined that no conflict of interest exists.

Role of the Compensation Consultant.    The compensation consultant performs services for the Compensation Committee relating to director and executive compensation, including the following:

•	attends Compensation Committee meetings to present and offer independent recommendations, insights and perspectives on compensation matters;

•	assesses the appropriateness of our peer group used for compensation decisions;

•	assesses how our executive compensation program aligns with pay for performance;

•	reviews compensation levels for executives and non-management directors relative to our peer group and published survey data and recommends compensation pay levels;

•	reviews targeted pay levels and the mix of primary compensation components;

•	prepares CEO pay recommendations;

•	advises on annual and long-term incentive design and plan structure, performance goals, award opportunities and vesting conditions;

•	conducts an annual risk assessment of our compensation programs; and

•	provides information on current executive compensation trends and new developments.

The Compensation Committee meets multiple times throughout the year with the compensation consultant in executive session without management present.

From time to time, the compensation consultant may provide services to Sherwin-Williams in addition to services related to director and executive compensation. During 2013, the compensation consultant did not provide any of these additional services to Sherwin-Williams.

Role of Management.    Several members of our management participate in the Compensation Committee’s executive compensation process. The Compensation Committee relies upon our Senior VP – HR and his staff for input related to director and executive compensation matters. With regard to executive compensation, management plays a more active role in the compensation process and makes recommendations with respect to:

•	the development of compensation plans and programs and changes to existing plans and programs;

•	the evaluation of executive performance;

•	salary increases;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for grants of restricted stock and the results attained; and

•	the number of stock options and shares of restricted stock granted.

Prior to providing recommendations to the Compensation Committee at its meetings, our Senior VP – HR generally will meet with our CEO to review the recommendations, except for recommendations concerning our CEO’s compensation. Our CEO and our Senior VP – HR also may meet with the chair of the Compensation Committee and the compensation consultant prior to meetings to review the agenda for the meetings and the compensation recommendations. Our CEO and our Senior VP – HR generally attend all Compensation Committee meetings. Our CEO does not have the ability to call meetings. Our Senior VP – HR serves as secretary for the Compensation Committee at its meetings. Our CEO is excused from that part of the meeting during which the Compensation Committee discusses his annual performance evaluation and compensation.

Nominating and Corporate Governance Committee.

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board;

•	determining the composition of the Board and its committees;

•	reviewing and developing our Corporate Governance Guidelines and practices;

•	guiding the annual evaluation of the performance of the Board; and

•	engaging in such other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met twice in 2013. Each member of the Nominating Committee is independent under NYSE listing standards and our Director Independence Standards.

Director Qualifications.    The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes and skills to make a significant contribution to the Board, Sherwin-Williams and our shareholders. The Nominating Committee seeks input from senior management and other members of the Board to identify and evaluate potential director candidates. Each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate our company’s success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race. Each candidate shall have the highest personal and professional character and integrity, and shall have demonstrated exceptional ability and judgment in their respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

The Nominating Committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential members of the Board.

Diversity of Director Nominees.    In considering the composition of the Board as a whole, the Nominating Committee utilizes a diverse group of experiences, qualifications, attributes and skills, including diversity in gender, ethnicity and race, as described under the heading “Experiences, Qualifications, Attributes and Skills of Directors and Nominees.” The Nominating Committee utilizes these factors when identifying, considering and recommending director nominees. On an ongoing basis, the Nominating Committee reviews the experiences, qualifications, attributes and skills of potential director candidates as part of its process of identifying individuals qualified to become Board members and recommending director nominees. The Nominating Committee also regularly reviews the experiences, qualifications, attributes and skills of current directors. The Nominating Committee utilizes these reviews, as well as its committee self-assessment questionnaires, to assess the Nominating Committee’s overall effectiveness in recommending a diverse group of director nominees as a whole.

Consideration of Candidates Recommended by Shareholders.    The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations are required to include the following information:

•	the name and address of the shareholder;

•	the number of shares of common stock owned by the shareholder;

•

a description of all arrangements or understandings between or among any of (a) the shareholder, (b) each candidate and (c) any other person or persons pursuant to which the recommendation is being made;

•	the candidate’s full name, address and telephone numbers;

•	a statement of the candidate’s qualifications and experiences, and any other relevant qualities;

•	the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the candidate as a director;

•

a statement, signed by both the shareholder and the candidate (a) that the shareholder and the candidate currently do not have, and in the prior three years have not had, directly or indirectly, any business, professional or other relationship with each other, and that the shareholder and the candidate do not have any agreement, arrangement or understanding with each other with respect to the candidate’s proposed service as a director, or (b) if either of the foregoing statements is incorrect in any manner, describing in detail the relationship, agreement, arrangement or understanding;

•

the candidate’s resume, a list of other boards of directors of public companies on which the candidate currently serves or has served in the past five years, educational information and at least three references; and

•

a written statement signed by the candidate agreeing that if he or she is nominated by the Board, he or she will (a) be a nominee for election to the Board, (b) provide all information necessary to be included in Sherwin-Williams’ proxy statement under applicable SEC or NYSE rules, and (c) serve as a director if he or she is elected by shareholders.

You may find a complete description of these requirements under “Procedures for Shareholders to Recommend Director Candidates” in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. Shareholders may submit recommendations, along with proof of shareholder status, in writing to Chair, Nominating and Corporate Governance Committee,

c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and expressing an opinion on the financial statements and the effectiveness of internal controls over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communicating with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

A. F. Anton, Chair

D. F. Hodnik

T. G. Kadien

R. J. Kramer

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2013 and this Proxy Statement.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE

S. J. Kropf, Chair

R. K. Smucker

J. M. Stropki

COMPENSATION RISK ASSESSMENT

The Compensation and Management Development Committee periodically assesses the risks related to our compensation policies and practices. In July 2013, the Compensation Committee engaged Compensation Advisory Partners to conduct a comprehensive risk assessment of our compensation programs, plans and policies.

Compensation Advisory Partners presented the risk assessment to the Compensation Committee. Based upon the assessment, the Compensation Committee and Compensation Advisory Partners concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams. In reaching this conclusion, the following factors were considered that help mitigate against employees taking excessive or unnecessary risks:

•	We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.

•	We have diversified incentive compensation measurements with performance goals focused on growth, profitability and managing capital at different levels within our company.

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions that are inconsistent with our long-term business strategy.

•	Performance incentives are not completely based on arithmetic formulas, but incorporate the exercise of negative discretion and judgment, and we cap maximum amounts.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	Our equity plans include a “double trigger” acceleration provision with respect to vesting in connection with a change in control.

•	We have significant stock ownership guidelines.

•	We regularly benchmark our current compensation practices, policies and pay levels against peer companies and have a pay philosophy that targets median market compensation.

•	We recently adopted more stringent restrictions on hedging and pledging of our securities by executive officers and other employees.

•	The Compensation Committee reviews tally sheets for our named executives that provide a holistic view of each executive’s compensation.

•	We have a clawback policy allowing us to “clawback” incentive compensation earned by executives and key employees.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This Compensation Discussion and Analysis describes our executive compensation program and how it applies to our five “named executives” identified below.

Named Executive	Title
Christopher M. Connor	Chairman and Chief Executive Officer
John G. Morikis	President and Chief Operating Officer
Sean P. Hennessy	Senior Vice President – Finance and Chief Financial Officer
Robert J. Davisson	President, Paint Stores Group
Catherine M. Kilbane	Senior Vice President, General Counsel and Secretary

Executive Summary

We manage our business with the long-term fundamental objective of creating and maximizing value for our shareholders. Our pay for performance philosophy supports this objective by rewarding performance. Our compensation programs are designed to drive sustainable results and deliver long-term superior shareholder returns. A significant percentage of our executive compensation program is tightly linked to company performance, business unit performance (where applicable) and stock price appreciation.

Our compensation programs have been integral to our long-standing success as they assist us in attracting, retaining and motivating talented and high-performing people throughout our organization who drive consistent financial and operating results. Our long track record of sustained success is exemplified by the following:

•	Our average annual shareholder return, including dividends, over the past 10 years is 20.3%, compared to the average annual return for the S&P 500 of 7.4%.

•	We continued our dividend payment record. 2013 was our 35th consecutive year of increased dividends.

2013 Financial and Operating Highlights.    2013 was another record year for Sherwin-Williams. For the third consecutive year, we reported record net sales. We finished 2013 with net sales of $10.19 billion, an increase of 6.8% over 2012, surpassing $10 billion for the first time in our 147-year history. Our strong revenue performance was matched by strong results for net income, diluted net income per share and net operating cash. Net income increased 19.3% to $752.56 million, and diluted net income per share increased 20.6% to $7.26 – each a record high. Also for the first time in our history, net operating cash eclipsed the $1 billion mark, increasing 22.1% to $1.08 billion.

We have consistently returned significant value to our shareholders. During 2013, we returned more than 90% of the net operating cash we generated, or $974.2 million, to our shareholders through dividends and repurchases of our stock. Over the past three years, we have returned approximately $2.21 billion in cash to shareholders through dividends and stock repurchases.

The table on the next page shows our company’s performance for key financial measures over the past three-year period. Please also see our consolidated financial statements and notes on pages 44 through 76 of our 2013 Annual Report to Shareholders.

[1]	Includes charges of $75.0 million, or $0.70 per share, for the settlement of the IRS audit relating to our employee stock ownership plan (ESOP).

[2]	Includes charges of $49.2 million, or $0.47 per share, for the settlement of the Department of Labor’s investigation of our ESOP.

[3]	Includes charges of $21.9 million, or $0.21 per share, resulting from government import duty assessments related to our Brazilian operations.

Recent Key Compensation Decisions.

Highlights of the Compensation Committee’s key executive compensation decisions for 2013 include the following:

•	2013 salary increases for our named executives ranged from 0% to 10%. Our CEO’s salary has remained the same since 2008.

•

Our named executives earned an average of 88% of their 2013 maximum annual cash incentive compensation as we delivered above target results for the performance goals approved early in the year by the Compensation Committee.

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100% of the performance-based restricted stock for the 2011 – 2013 performance period vested based upon above target company performance for cumulative earnings per share over the three-year performance period.

•	In order to provide more focus on operating performance, the Compensation Committee adjusted the target mix of our annual grant of long-term equity incentives as follows.

	2013	2014
Stock Options	50%	40%
Performance-Based Restricted Stock	25%	40%
Time-Based Restricted Stock	25%	20%

•

During 2013, the Compensation Committee increased the target and maximum annual cash incentive compensation opportunity for Mr. Connor to 125% and 250% of base salary (from 105% and 210%) to align with market levels.

•

Ms. Kilbane joined Sherwin-Williams as our Senior Vice President, General Counsel and Secretary on January 7, 2013. On her start date, she received a one-time new hire bonus of $250,000 (in order to partially replace compensation forfeited as a result of leaving her previous employer) and a grant of 10,000 stock options.

•	We recently adopted more stringent restrictions on hedging and pledging of our securities by directors, executive officers and other employees.

•

During the second quarter of 2013, the Compensation Committee engaged Compensation Advisory Partners LLC as its new independent compensation consultant. The Compensation Committee assessed the independence of Compensation Advisory Partners under SEC rules and NYSE listing standards and determined Compensation Advisory Partners to be independent and that their work raises no conflicts of interest. Compensation Advisory Partners did not provide any services to Sherwin-Williams other than those matters for which the Compensation Committee is responsible.

Relationship between Pay and Performance.    Our executive compensation program combines different elements of compensation. As a result, the total amount of executive compensation paid is not directly tied to any one measure or component of compensation. We believe this approach assists us in viewing performance holistically and helps mitigate the risk of over-emphasizing any one metric. That being said, a significant portion of our executive compensation program is tied to the value of our stock, which is critical to ensure we are delivering value to shareholders and that our executives only realize the full value of their compensation if our shareholders also realize value.

Each year, the Compensation Committee assesses our CEO’s compensation in light of Sherwin-Williams’ performance. In October 2013, the Compensation Committee analyzed the relationship between the realizable pay of our CEO and total shareholder return (TSR) over the five-year period ended December 31, 2012, comparing Sherwin-Williams to the peer group we use when making executive compensation decisions. 2012 is the most recent year that compensation information is available for our peer group. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis. Our peer group is listed on page 33.

The following chart, prepared by the compensation consultant, shows the degree of alignment between the total realizable pay of our CEO and Sherwin-Williams’ TSR relative to our peer group over the five-year period. Sherwin-Williams’ average annual TSR over the five-year period was 24%, which was higher than all of the companies in our peer group. Peer group companies are indicated by the diamonds in the chart. Companies that fall within the shaded diagonal alignment zone are generally viewed as having pay and performance alignment. As illustrated below, our CEO’s realizable pay was comfortably within the alignment zone.

PAY FOR PERFORMANCE ALIGNMENT

CEO REALIZABLE PAY AND TSR

Realizable pay includes (a) base salary, (b) actual cash incentive compensation earned, (c) the value of time-based restricted stock granted during the five-year period based on the 2012 year-end closing stock price, (d) the vesting date value of long-term performance equity awards that were earned in 2010, 2011 and 2012, (e) the value of target long-term performance equity awards granted in 2011 and 2012 based on the 2012 year-end closing stock price, and (f) the value of outstanding in-the-money stock options granted during the five-year period based on the 2012 year-end stock closing price. Valuing equity awards in this manner is different than valuing equity awards at their aggregate grant date fair value, which is the method used in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Overview of Executive Compensation Practices.    Our compensation programs, practices and policies are reviewed and evaluated on an ongoing basis. We modify our compensation programs to address evolving best practices and changing regulatory requirements. We have listed below some of the more significant best practices we have adopted and the practices we have avoided, which we believe promote responsible pay and governance principles and alignment with shareholder interests.

	What We Do		What We Don’t Do
☑	Performance-Based Pay. For 2013, 76% of the principal compensation components for our named executives (87% for our CEO) were tied to performance, including our stock price.	☒	No Employment Agreements. We do not have employment agreements with our executives.
☑	Independent Compensation Committee. Each member of the Compensation Committee meets recently enhanced independence requirements under SEC rules.	☒	No Current Dividends for Unvested Performance-Based Awards. Dividend payments on performance-based restricted stock are deferred and paid only on earned shares.
☑	Independent Compensation Consultant. The Compensation Committee uses an independent compensation consultant, who provided no other services to our company during 2013.	☒	No Repricing or Replacing of Underwater Stock Options. We do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval.
☑	Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity.	☒	No Hedging. Directors, executive officers and other employees may not engage in hedging transactions with respect to our securities.
☑	Target Median. We have a pay philosophy that targets median market compensation. We assess our current compensation practices, policies and pay levels against peer companies.	☒	No Pledging. Directors, executive officers and operating presidents may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.
☑

Responsibly Administered Incentive Compensation Programs.    We have diversified performance goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance.

		☒	No Speculative Trading. Directors, executive officers and operating presidents may not engage in short sales of our securities and transactions in put options, call options or other derivative securities of our stock.
☑	Clawback Policy. Our clawback policy allows us to “clawback” incentive compensation earned by our executives and key employees.	☒	No Excessive Perquisites. Consistent with our culture, we provide only limited perquisites to our executives.
☑	Double-Trigger Change in Control. Our stock plan contains a “double-trigger” acceleration provision for the vesting of equity awards upon a change of control.	☒	No Excessive Risk-Taking. We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.
☑	Significant Stock Ownership. We have significant stock ownership requirements for our directors, executive officers and operating presidents.	☒	No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market or preferential interest or earnings on deferred compensation.

Impact of Last Year’s Say-On-Pay Vote.    At last year’s Annual Meeting, our shareholders approved the compensation of our named executives with a substantial majority of shareholders (94.5% of votes cast) voting in favor. The Compensation Committee considered the results of our 2013 say-on-pay vote, and based upon the strong shareholder support, does not believe that our executive compensation program requires material changes. The Compensation Committee values highly the input of our shareholders and will continue to consider the views of our shareholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements. We encourage you to support this year’s say-on-pay proposal. We will continue to hold annual say-on-pay votes until the next shareholder advisory vote on frequency takes place.

Overview of Our Executive Compensation Program

The Compensation Committee.

The Compensation and Management Development Committee, which is comprised entirely of independent directors, oversees our executive compensation program. The Compensation Committee reports to the Board on all compensation matters for approximately 20 of our executives and key employees, including our named executives. The Compensation Committee has engaged an independent compensation consultant in order to fulfill its responsibilities. During the second quarter of 2013, the Compensation Committee engaged Compensation Advisory Partners LLC as its new compensation consultant replacing the prior compensation consultant. We have included additional information about the Compensation Committee, including the role of the compensation consultant and management in the compensation setting process, under the heading “Board Meetings and Committees – Compensation and Management Development Committee.”

Compensation Objectives.

We design and manage our company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders. We believe it is important that our compensation programs:

•

Are competitive.    Our programs are designed to attract, retain, and motivate talented and high-performing people at all levels of our company around the world. We structure our compensation programs to be competitive with the programs of companies of comparable size and business.

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Maintain a performance and achievement-oriented culture.    A significant percentage of our employees are on incentive plans tied to clear performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We select performance goals that are sufficiently demanding, support our financial and operating objectives and help drive our business. We reward employees for achieving and exceeding performance goals, without creating a sense of entitlement and without encouraging unnecessary or excessive risk taking.

•

Align the interests of our executives with those of our shareholders.    It is important that a portion of our executives’ incentive compensation is directly tied to the price of our stock to align the financial interests of our executives with the interests of our shareholders and to keep our executives focused on sustained financial performance. Compensation paid out to our executives increases with the rise in the price of our stock; if our stock price declines, executive compensation declines as well. In addition, we have implemented significant stock ownership requirements for our officers and operating presidents.

We believe our compensation programs achieve these goals.

Components of Compensation.

The components of our executive compensation program, the primary purpose of each component and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation
Base Salary	Provides base compensation for the day-to-day performance of job responsibilities.	Cash
Annual Cash Incentive Compensation	Rewards performance during the year based on the achievement of annual performance goals.	Cash
Long-Term Equity Incentive Compensation	Encourages improvement in the long-term performance of our company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second and third anniversary dates of a ten-year term.

Performance-based restricted stock, which vests at the end of a three-year period based upon the achievement of financial performance goals.

Time-based restricted stock, which vests at the end of a three-year period.

Other Employee and Executive Benefits	Provides a broad-based executive compensation program for employee retention, retirement and health.	Retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees; executive life insurance program and executive long-term disability program.

Allocation of Compensation Components.

We compensate our executives by using a balanced approach, which combines elements that vary by (a) the type of compensation (fixed and performance-based), (b) the length of the performance period (annual and long-term), and (c) the form of compensation (cash and equity). We believe this mix helps to support our business strategies and emphasizes pay for performance. We determine this mix by reviewing market compensation information. We do not have a specific policy for the allocation of compensation between fixed and performance-based, annual and long-term, and cash and equity.

We manage our business with the long-term goal of creating and maximizing shareholder value. Accordingly, a significant percentage of the compensation opportunity of each executive is variable, at risk and tied to company and business unit performance, annual and long-term incentives and stock price appreciation. The following chart illustrates the allocation of the principal compensation components for our named executives for 2013. The percentages reflect the amounts of 2013 salary and targeted annual cash incentive compensation and the aggregate grant date fair values of stock options and shares of restricted stock granted in 2013.

Peer Group

The Role of our Peer Group.

The Compensation Committee utilizes a peer group of companies to ensure that our executive compensation program is competitive in the market. The compensation consultant identifies annually the compensation paid to executives holding equivalent positions or having similar responsibilities at a group of chemical, industrial, manufacturing and retail companies with comparable sales that are considered to be our peers. The compensation consultant also compiles compensation data derived from general broad-based surveys of industrial companies of similar size to us. These surveys are sponsored by nationally recognized compensation consulting firms. Many of our peer group companies, along with us, participate in these surveys.

We monitor compensation paid at these peer group companies because their size and business make them most comparable to us. We also believe these companies likely compete with us for executive talent. The Compensation Committee periodically reevaluates, and, if necessary, adjusts the composition of our peer group to assure it remains the most relevant group of companies to use for compensation purposes. The Committee did not make any changes to our peer group during 2013.

Our peer group consists of the 25 companies listed below. 2012 annual revenues for the companies in the peer group ranged from approximately $4 billion to $21 billion, with Sherwin-Williams ranking in the 60th percentile in revenue.

Air Products & Chemicals, Inc.	Ecolab Inc.	Newell Rubbermaid Inc.
Akzo Nobel, N.V.	The Goodyear Tire & Rubber Company	Owens Corning
Ashland Inc.	Huntsman Corporation	Praxair, Inc.
Avery Dennison Corporation	Masco Corporation	PPG Industries, Inc.
Ball Corporation	MeadWestvaco Corporation	Stanley Black & Decker, Inc.
Celanese Corporation	Mohawk Industries, Inc.	The Valspar Corporation
The Clorox Company	Monsanto Company	Weyerhaeuser Company
Crown Holdings, Inc.	The Mosaic Company	Whirlpool Corporation
Eastman Chemical Co.

Use of Market Compensation.

The compensation consultant calculates an average of (a) the compensation available at our peer group (using the most recent proxy data) and (b) the average compensation derived from the general broad-based surveys. We refer to this average as “market” compensation, which provides a framework to evaluate the competitiveness of our executive compensation program and determine the mix of compensation components and target compensation levels. We generally benchmark the target compensation we pay our executives within a general range (plus or minus 15%) of the median market compensation of comparable positions although we do not have a formal policy of setting target compensation levels at a specific percentile of median market. We benchmark against market compensation because it allows us to attract and retain executives and helps us to manage the overall cost of our compensation program. We use this information only as a reference point, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions and the decisions we make are materially similar for all executives. These policies and decisions result in higher compensation levels for our CEO primarily based upon the higher market compensation for chief executive officers.

The compensation consultant annually provides the Compensation Committee with a comprehensive analysis of market compensation, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation and long-term equity incentive compensation. We review total direct compensation to help us determine whether the principal compensation components that we pay our executives are competitive in the aggregate.

The Compensation Committee compares each executive’s base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation and total direct compensation to the median market compensation. Individual components may be greater or lesser than median market because we focus on the overall competitiveness of our entire compensation program. Judgment and discretion may be used to adjust a component of compensation above or below the median market for reasons such as an executive’s performance, responsibilities, experience and tenure, our company-wide performance, and internal pay equity.

The following table sets forth the projected total direct compensation for each named executive as a percent of the median market total direct compensation. For purposes of this table, projected total direct compensation includes 2014 base salary, 2014 targeted annual cash incentive compensation, stock options granted in 2013 and the targeted value of restricted stock granted in early 2014.

Name	Projected Targeted Total Direct Compensation as a Percentage of Market Compensation
C. M. Connor	111.6%
J. G. Morikis	122.4%
S. P. Hennessy	112.0%
R. J. Davisson	104.4%
C. M. Kilbane	112.6%

The median total direct compensation paid by our peer group generally reflects 2012 compensation because more current compensation amounts were not available at the time the Compensation Committee reviewed this information. The market total direct compensation for Ms. Kilbane was derived solely from the survey data that was used when she joined our company in early 2013. The projected targeted total direct compensation for Mr. Morikis materially exceeded the median market compensation for chief operating officers among our peer companies. As a result of a small sample size (i.e., only nine of our 25 peers disclosed a chief operating officer role), there was a narrow range in total compensation between the 25th percentile and the 75th percentile, which resulted in Mr. Morikis’ projected targeted total direct compensation being positioned above median market. The actual amounts we pay our executives may vary from the targeted amounts based upon the achievement of company and business unit performance goals. The Compensation Committee did not increase or decrease the amount of any compensation component based upon the amount of any other compensation component or its review of projected targeted total direct compensation.

Principal Components of Our Executive Compensation Program

Base Salary.

Salary Ranges.    Salary is the only key compensation component that is fixed. Each executive position at our company is assigned a salary grade. Salary grades are designed to be competitive and to recognize different levels of responsibility within our company. Each salary grade corresponds to a salary range with a minimum and maximum. We review the salary ranges against market base salaries based upon the position and level of responsibility. The midpoint of the range generally approximates the median market salary paid for an equivalent or similar position. The Compensation Committee reviews and approves the base salary of each executive annually and at other times in connection with a promotion or other change in responsibility. Annual base salary increases are effective in February.

Annual salary increases are based, in part, on the overall annual salary budget guidelines for our company. We adopt annual salary guidelines for all of our employees as part of our annual budgeting process, which includes a range of merit salary increases. The maximum amount of the range is equal to the amount necessary to increase the salary of an employee (whose salary is below median market for his or her position, but who receives the highest performance rating) towards the median market salary for his or her position. For 2013 and 2014, we adopted an overall 3% merit budget for annual salary increases with possible merit increases ranging from 0% to 6.15%.

Annual Performance Appraisals.    All salaried employees, including our executives, undergo an annual performance appraisal. The executive’s performance for the prior year is evaluated by his or her direct supervisor. Our CEO reviews each of these evaluations. For the evaluation of our CEO, each director provides ratings and comments for the following categories: performance results, business strategy, developing a management team, and leadership. The results are reviewed by the Compensation Committee and by the non-management directors in executive session.

As part of this annual performance appraisal, each executive is assigned a performance rating by his or her direct supervisor that corresponds to a merit increase. The performance rating is based upon the executive’s performance results (accomplishment of incentive performance goals, financial accomplishments and other contributions) and leadership (including work ethic and strategic contributions). These factors are not quantified or weighted. Instead, discretion and subjective judgment are used in assessing those factors in a qualitative manner. In any one year, any one factor or group of factors may play a larger role in determining the performance rating compared to any previous year. Our CEO reviews and approves the annual performance appraisals.

2013 and 2014 Base Salaries.    The Compensation Committee approved salary increases for 2013 and 2014 for our named executives, other than Mr. Connor. Mr. Connor declined salary increases for 2013 and 2014. Mr. Connor has not received a salary increase since 2008. Mr. Davisson’s increases move his salary towards median market for his position as President, Paint Stores Group.

Name	2012 Base Salary ($)	% Increase for 2013	2013 Base Salary ($)	% Increase for 2014	2014 Base Salary ($)
C. M. Connor	1,221,987	0%	1,221,987	0%	1,221,987
J. G. Morikis	800,670	3.25%	826,696	3.25%	853,580
S. P. Hennessy	603,876	3.25%	623,506	3.25%	643,786
R. J. Davisson	459,420	10%	505,362	4.5%	528,112
C. M. Kilbane	N/A	N/A	500,000	3.0%	515,008

Annual Cash Incentive Compensation.

Annual cash incentive compensation may be earned by our executives under our shareholder-approved 2007 Executive Performance Bonus Plan. Annual incentive compensation is intended to motivate our executives for achieving annual performance goals that strengthen our company over the long-term. Our Executive Performance Bonus Plan is designed so that our executives may earn higher than average annual cash incentive compensation for exceeding target performance goals and lower than average annual cash incentive compensation when target performance goals are not met.

Target and Maximum Annual Incentive Levels.    The Compensation Committee annually reviews target and maximum annual cash incentive compensation levels for our executives as a percent of base salary. Target incentive awards are determined by using the median market annual cash incentive compensation, which generally equals the amount an executive could receive if he or she achieves a 100% average of his or her performance goals. The maximum incentive awards are determined by using the maximum annual cash incentive compensation available at our peer group companies and according to the broad-based surveys.

The following table sets forth the 2013 minimum, target and maximum cash incentive compensation levels, as a percent of base salary, for each named executive. During 2013, the Compensation Committee increased the target and maximum annual cash incentive compensation opportunity for Mr. Connor (from 105% and 210%, respectively) to align with market levels.

	Incentive Amount as a Percentage of Salary
Name	Minimum	Target	Maximum
C. M. Connor	0%	125%	250%
J. G. Morikis	0%	75%	150%
S. P. Hennessy	0%	75%	150%
R. J. Davisson	0%	60%	120%
C. M. Kilbane	0%	60%	120%

Objective Annual Performance Goals.    The Compensation Committee approves objective performance goals for our named executives. Our CEO also approves the goals for our other named executives. Four of our named executives have identical corporate financial performance goals. Mr. Davisson’s performance goals relate to the Paint Stores Group (PSG) for which he is President. We use multiple performance goals to encourage executives to have a well-rounded approach to their performance and not concentrate on achieving just one goal to the detriment of others. For 2013, the Compensation Committee reviewed our annual operating budget and approved target financial performance goals that were set at levels that were of the same magnitude as set forth in our 2013 annual operating budget. The Compensation Committee may exercise its discretion to adjust performance goals to reflect pro-forma financial projections for significant acquisitions. The Compensation Committee adjusted 2013 financial performance goals to reflect pro-forma financial projections related to our acquisition of the U.S. and Canada business of Consorcio Comex, S.A. de C.V. in September 2013.

The Compensation Committee reviews and approves each named executive’s achievement of performance goals for the prior year. In determining the level of achievement of performance goals, the Compensation Committee may exercise its discretion whether to reflect or exclude the impact of extraordinary non-recurring items or changes in accounting standards, principles and statements. The Compensation Committee believes that retaining the ability to exercise such discretion to reflect or exclude the impact of these items encourages management to take actions that are in the best long-term interests of the shareholders even though they may adversely affect the short-term performance of our company. In determining the level of achievement of 2013 earnings per share, free cash flow and after tax return on net assets employed (RONAE), the Compensation Committee excluded the impact of the Brazil tax assessments. The Compensation Committee made this adjustment because the impact was unanticipated when the performance goals were set.

The following table shows for each named executive the 2013 performance goals, minimums, targets, maximums and actual results (taking into account the adjustment mentioned in the prior paragraph).

		2013 Annual Cash Incentive Performance Goals
Name	Performance Goals	Minimum	Target	Maximum	Actual Results
C. M. Connor	Earnings per share	$5.74	$7.18	$7.52	$7.47
J. G. Morikis	Net sales	$8.14 billion	$10.18 billion	$10.50 billion	$10.19 billion
S. P. Hennessy	Free cash flow(1)	$439.59 million	$549.48 million	$555.88 million	$733.90 million
C. M. Kilbane	RONAE(2)	15.61%	19.52%	20.30%	21.25%
R. J. Davisson	PSG sales	$4.73 billion	$5.91 billion	$6.16 billion	$6.00 billion
	PSG profit before taxes	$650.86 million	$813.58 million	$850.16 million	$908.17 million
	PSG RONAE	52.34%	65.42%	66.87%	73.29%
	PSG percentage increase for gallons over prior year	(14.95%)	6.31%	9.47%	11.88%

[1]	We explain how we calculate free cash flow on page 30 of our 2013 Annual Report.

[2]

We calculate after tax return on net assets employed (RONAE) by dividing reported net income (excluding any items relating to extraordinary events or which result in a distortion of comparative results) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, net fixed assets, total intangible assets and goodwill, less accounts payable.

We intend annual cash incentive amounts to be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. In order to achieve this, we establish an annual maximum payout amount against which payouts for achievements may be made to 162(m) participants. The maximum payout for 162(m) participants is based upon one or more of the performance measurements defined in our Executive Performance Bonus Plan. For 2013, the Compensation Committee approved 0.7% of earnings before interest, taxes, depreciation and amortization (EBITDA) as the amount of the maximum payout for 162(m) participants. We explain how we calculate EBITDA on page 37 of our 2013 Annual Report. We selected EBITDA as the method for determining the amount of the maximum payout because we consider EBITDA a useful measure of our operating profitability. For 2013, this resulted in a maximum payout of $9.35 million for the 162(m) participants. After the Compensation Committee determines the amount of the maximum payout, the Compensation Committee may exercise discretion to reduce, but not to increase, the amount of each individual award based on an overall assessment of the performance goals shown in the table above.

Calculation of 2013 Annual Cash Incentive Amounts Earned.    In February 2014, the Compensation Committee approved the annual incentive compensation amounts earned by our named executives during 2013 based upon the level of achievement of the performance goals. Each performance goal has corresponding pre-established achievement levels ranging from a minimum of 0 to a maximum of 125, with 100 equal to target achievement. Based upon 2013 business results, the Compensation Committee reviewed and approved the achievement level of each performance goal. The achievement level for each goal was multiplied by the goal’s weight to determine a weighted achievement for the goal. For each named executive, the weighted achievement levels for all goals were added together to determine a total weighted achievement level. Total weighted achievement levels range from a minimum of 0 to a maximum of 125, with a target of 100. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each named executive. The range of final payouts as a percentage of salary between 0-75, 75-100, and 100-125 are determined on a straight-line basis.

The calculations used to determine the actual incentive amounts earned by each named executive during 2013 are shown in the table below and are illustrated by the following formula.

Weighting     X     Achievement Level     =     Weighted Achievement Level    →

Incentive Amount as a % of Salary    X    Salary    =    Incentive Amount Earned

		C. M. Connor	J. G. Morikis	S. P. Hennessy	C. M. Kilbane	R. J. Davisson
Weighting	EPS	40%	40%	40%	40%	PSG Sales	20%
	Net Sales	20%	20%	20%	20%	PSG PBT	35%
	Free Cash Flow	20%	20%	20%	20%	PSG RONAE	20%
	RONAE	20%	20%	20%	20%	PSG Gallons	25%
Achievement Level	EPS	121.09	121.09	121.09	121.09	PSG Sales	109.25
	Net Sales	100.60	100.60	100.60	100.60	PSG PBT	125.00
	Free Cash Flow	125.00	125.00	125.00	125.00	PSG RONAE	125.00
	RONAE	125.00	125.00	125.00	125.00	PSG Gallons	125.00
Weighted	EPS	48.44	48.44	48.44	48.44	PSG Sales	21.85
Achievement	Net Sales	20.12	20.12	20.12	20.12	PSG PBT	43.75
Level	Free Cash Flow	25.00	25.00	25.00	25.00	PSG RONAE	25.00
	RONAE	25.00	25.00	25.00	25.00	PSG Gallons	31.25
	Total	118.56	118.56	118.56	118.56	Total	121.85
Incentive Amount	Minimum	0%	0%	0%	0%	Minimum	0%
as a % of Salary	Target	125%	75%	75%	60%	Target	60%
	Maximum	250%	150%	150%	120%	Maximum	120%
	Actual Result	217.78%	130.67%	130.67%	104.53%	Actual Result	112.44%

Salary		$1,221,987	$822,692	$620,486	$490,385		$498,294
Incentive Amount Earned		$2,661,000	$1,075,000	$811,000	$513,000		$560,000

Long-Term Equity Incentive Compensation.

The largest percentage of total compensation is allocated to long-term equity incentive compensation. We grant long-term equity incentive compensation annually under our shareholder-approved 2006 Equity and Performance Incentive Plan. Our long-term equity incentive compensation is designed to focus our executives on company performance over a multi-year period, to encourage long-term decision making, and to reward executives the way our shareholders are rewarded – through growth in the value of our stock. The value delivered on these long-term incentives ultimately depends upon company performance and our stock price.

Our long-term equity compensation program for our executives consists of stock options, performance-based restricted stock and time-based restricted stock. Our stock option program is the primary means by which we grant long-term stock compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our restricted stock program is designed for a more select group of key employees and rewards employees based upon the achievement of financial performance goals and stock price appreciation.

Double-Trigger Acceleration Provision.    Grants of stock options and restricted stock include a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change of control. Upon a change of control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change of control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason.

Dividends.    We do not pay current dividends on unvested shares of performance-based restricted stock. The payment of dividends on unvested shares of performance-based restricted stock is deferred and paid only if and to the extent the restricted stock vests based on the achievement of the performance goals.

Grant Practices – Increased Emphasis on Performance-Based Awards.    When making grants of stock options and restricted stock, we begin by determining the median market value of long-term equity incentive compensation. In 2013, we adjusted the target mix of types of equity grants in order to provide more focus on operating performance by increasing the percentage allocated to performance-based restricted stock and decreasing the percentage allocated to stock options and time-based restricted stock. We believe the new structure shown in the table below provides an appropriate balance among aligning executive interests with those of our shareholders, encouraging executive retention, and rewarding executives for sustained performance results. In addition, this mix is more in line with market practices.

	2013	2014
Stock Options	50%	40%
Performance-Based Restricted Stock	25%	40%
Time-Based Restricted Stock	25%	20%

Long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, we do not consider the amount of outstanding stock options and shares of restricted stock currently held by an executive when making equity awards.

We grant stock options and restricted stock on an annual basis at regularly scheduled Compensation Committee meetings. We schedule the dates of these meetings approximately three years in advance. We grant restricted stock at each February Compensation Committee meeting. This meeting typically occurs in the middle of February, a few weeks or so after we release our annual earnings results. We grant stock options at each October Compensation Committee meeting. These grants are made typically on the same day that the Audit Committee approves our earnings release for the third quarter and shortly before we release our third quarter earnings results. We grant restricted stock and stock options in February and October so that our annual grants are made at different times of the year. We may also grant restricted stock and stock options at other Compensation Committee meetings in connection with an employee’s initial hire, promotion and other events. The dates of these grants may occur shortly before we release our quarterly earnings results. We do not take into account our earnings results when determining the number of stock options or shares of restricted stock to be granted or the date of grant.

2013 Awards.    The following table shows the number of stock options and shares of restricted stock granted to each named executive during 2013.

	Number of Stock Options Granted in 2013	Number of Shares of Restricted Stock Granted in 2013
Name		Performance-Based	Time-Based
C. M. Connor	71,000	20,800	10,400
J. G. Morikis	22,000	6,500	3,250
S. P. Hennessy	15,000	4,500	2,250
R. J. Davisson	10,500	3,000	1,500
C. M. Kilbane	17,500	2,080	1,040

Stock Options.    The number of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes value of the stock options over the 30-day period ending on the last day of the quarter before the award date. Black-Scholes is a generally accepted model used in estimating the value of stock options.

Stock options have value only if our stock price increases following the grant date. In accordance with the terms of our stock plan, the option exercise price is equal to the average of the highest and lowest sale prices of our stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price of our stock on that day. The Compensation Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price given potential intra-day price volatility. We do not reprice stock options – our stock plans do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval and do not contain reload features.

Restricted Stock. Our annual grant of restricted stock consists of performance-based shares and time-based shares, both vesting at the end of a three-year period. The number of shares of restricted stock granted is determined by using the value of our stock over the 30-day period ending on the last day of the quarter before the award date. We designed our time-based shares to vest at the end of the three-year period, rather than ratably over the vesting period, to strengthen the retention power of the grants. With respect to performance-based shares, the number of shares granted is equal to approximately two times the target value, and we correspondingly set maximum goals higher, making achievement of the goals more difficult to attain in order to provide a greater incentive for above target performance.

The financial goal for the 2013 grant of performance-based restricted stock is earnings per share over the 2013 – 2015 performance period as illustrated in the following table. The Compensation Committee selected this performance goal because it is widely communicated and easily understood and is a key measure used in evaluating the success of our company’s performance and in determining the market value of our stock. Performance between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts.

	Cumulative EPS	% of Target	Vesting %
Maximum	$26.39	200%	100%
Target	$24.08	100%	50%
Threshold	$21.90	25%	13%

2013 and 2014 Vesting of Performance-Based Restricted Stock.    In February 2013 and February 2014, the Compensation Committee determined the vesting of the shares of performance-based restricted stock for the 2010 – 2012 and 2011 – 2013 performance periods, respectively, based upon the achievement of performance goals over those periods. As reflected in the tables below, 93.77% of the shares vested for the 2010 – 2012 performance period, and 100% of the shares vested for the 2011 – 2013 performance period.

Performance Period	Cumulative EPS Goal at Target	Return on Average Equity Goal at Target(1)	Actual EPS Results	Actual Return on Average Equity Results(1)	% of Restricted Stock Vesting
2010 – 2012	$13.86	18%	$15.65	34.4%	93.77%

[1]

We calculate average return on average equity for the vesting period as follows. Return on average equity for each year of the vesting period is calculated by dividing our reported net income (excluding any items relating to extraordinary events or which result in a distortion of comparative results) by our average of beginning and ending shareholders’ equity for that year. We then calculate the average of those amounts over the vesting period to arrive at average return on average equity.

Performance Period	Cumulative EPS Goal at Target	Actual EPS Results	% of Restricted Stock Vesting
2011 – 2013	$15.84	$18.80	100%

In approving the vesting of restricted stock as shown in the tables above, the Compensation Committee approved adjustments to eliminate the impact of several items on EPS, including charges relating to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, the settlements with the Internal Revenue Service and the Department of Labor related to our ESOP and the Brazil tax assessments.

Other Arrangements, Policies and Practices

No Employment Agreements.

We do not have employment agreements with any of our executives. Our executives are employed at-will.

Limited Perquisites.

Consistent with our culture, the perquisites provided to our named executives are limited. Additional information, including the incremental cost of these benefits in 2013, is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Relocation Expenses.     Mr. Davisson was promoted to President, Paint Stores Group in November 2010 and relocated to Cleveland. Under our standard relocation policy, eligible employees are reimbursed for reasonable and necessary expenses associated with a job transfer from one location to another at our request. In addition to the relocation benefits provided under our policy during 2013, the Compensation Committee approved a one-time payment of $250,000 to partially reimburse Mr. Davisson for a portion of the loss he incurred on the 2013 sale of his previous home. Although Mr. Davisson’s loss on the sale significantly exceeded $250,000, we limited the reimbursement to $250,000. Relocation benefits for Mr. Davisson in 2013 also included closing costs related to the sale of his previous home and the reimbursement of taxes incurred in connection with the home-sale loss payment. The home-sale loss payment and associated tax reimbursements were subject to repayment by Mr. Davisson in the event he was terminated for cause or voluntarily left Sherwin-Williams within two years of his promotion. The Compensation Committee recognizes the sizeable amount of the home-sale loss payment and the related tax reimbursement, but believes that the payment of these amounts was reasonable and appropriate given the significant loss Mr. Davisson incurred on the sale of his home and the importance of his position to Sherwin-Williams.

Internal Pay Equity.

Our compensation program is designed so that compensation opportunities are similar for executives with comparable responsibilities, experience and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position and performance. In order to maintain internal equity in connection with grants of stock options and restricted stock, the Compensation Committee generally grants the same number of stock options and shares of restricted stock to employees who are in similar pay grades.

Tally Sheets.

When approving changes in compensation for our named executives, we prepare a tally sheet for each named executive. Tally sheets set forth the dollar amounts of all components of each named executive’s current compensation, including base salary, annual cash incentive compensation, long-term incentive compensation, retirement and savings plans, health and welfare programs and other executive benefits. Tally sheets also set forth the potential payments to our named executives in the event of retirement and termination following a change in control.

Tally sheets allow the Compensation Committee and management to assess how a change in the amount of each compensation component affects each named executive’s total compensation and to provide overall perspective on each named executive’s total compensation. Based upon its most recent review, the Compensation Committee determined that total compensation, in the aggregate, for each of our named executives is consistent with the Compensation Committee’s expectations. The Compensation Committee did not increase or decrease the amount of compensation of our named executives solely based upon the review of tally sheets.

Stock Ownership Guidelines.

We have established minimum stock ownership requirements for our directors, executive officers and operating presidents to encourage meaningful stock ownership in Sherwin-Williams. We require each director who has served on the Board for at least five years to own shares of our stock equal in value to a minimum of seven times the annual Board cash retainer. We require each executive and operating president who has served in such capacity for at least five years to own shares of stock equal in value to a multiple of his or her base salary ranging from three times for certain executive officers and operating presidents to six times for our CEO. For purposes of meeting this requirement, each equivalent share of stock held under our benefit plans and each share of time-based restricted stock is considered as a share of stock. Stock options and shares of performance-based restricted stock are not considered towards meeting the requirement.

The Compensation Committee reviews share holdings on an annual basis to determine whether our directors, executives and operating presidents are meeting these requirements. The requirements for our named executives, as well as their actual ownership levels at December 31, 2013, are set forth in the table below. All directors and named executives have either met the guidelines or are pursuing plans to meet the guidelines within the prescribed time frames.

Anti-Hedging and Anti-Pledging Policy.

We recently adopted more stringent restrictions on hedging and pledging of our securities. Directors, executive officers and other employees may not engage in hedging transactions related to our securities through various financial instruments, such as prepaid variable forwards, equity swaps, collars and exchange funds, may not engage in short sales, and may not purchase or sell put options, call options or other such derivative securities. In addition, directors, executive officers and operating presidents may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.

Retirement Plans and Other Benefits.

We provide our executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our named executives and tally sheets. Additional information about our retirement and savings plans is set forth in the executive compensation tables and the accompanying narrative discussion.

Other executive benefits include executive life insurance and executive long-term disability programs. The life insurance and long-term disability programs are designed to provide our named executives with life and disability benefits greater than the life and disability benefits available under the broad-based life insurance and long-term disability programs that we offer to other employees due to benefit limitations within the broad-based programs. The 2013 amounts for these programs are set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Clawback and Recapture Policy.

We have a policy allowing Sherwin-Williams to recapture or “clawback” incentive compensation paid or payable to executives and key employees in the event of a financial restatement. Under our policy, employees who receive an award under our Executive Performance Bonus Plan are required to reimburse Sherwin-Williams in the event:

•

the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under federal securities laws; and

•	the employee engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and

•	a lower amount would have been made to the employee based upon the restated results.

The reimbursement will be equal to the difference in the amount of the award prior to the restatement and the amount of the award determined using the restated financial results. In addition, under our 2006 Equity and Performance Incentive Plan, (a) all stock awards will be cancelled and (b) the employee will be required to reimburse Sherwin-Williams for any economic gains received by the employee pursuant to a stock award during the one-year period preceding the Board’s determination that the employee engaged in such conduct.

The Dodd-Frank Act requires the SEC to adopt rules requiring companies to adopt a policy that, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the company will recover incentive compensation received prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules are adopted.

Severance Pay Agreements.

To ensure continuity and the continued dedication of our executives during any period of uncertainty caused by the possible threat of a takeover, we have entered into severance pay agreements with our executives, including each of our named executives. Given the heightened focus that has been given to change in control agreements, the Compensation Committee engaged its compensation consultant in 2013 to compare our severance pay agreements to prevailing market practices. Based upon such review, the Compensation Committee believes that the material terms of the severance agreements are generally in line with market practices.

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. Because Mr. Connor’s base salary and annual cash incentive pay are higher than that of our other named executives, Mr. Connor’s potential cash severance payment is correspondingly higher than that of our other named executives. These severance pay agreements have not been a significant factor in setting compensation levels and have not affected the Compensation Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control.”

Policy Concerning Future Severance Agreements.

We have a policy that provides we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity based awards, vacation pay, retirement benefits, health continuation coverage and outplacement services. In addition, the policy provides that future severance agreements will not include any tax gross-up payments.

Tax and Accounting Considerations.

From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer to our executives. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million per year paid to a company’s chief executive officer and certain other named executives. The $1 million deduction limit generally does not apply to compensation that is performance-based compensation and is provided under a shareholder-approved plan. While the Compensation Committee believes that the tax deductibility of compensation is a factor to be considered, the Compensation Committee retains the flexibility to grant awards it determines to be in the best interests of Sherwin-Williams and its shareholders even if the award is not deductible for tax purposes.

Under our Executive Performance Bonus Plan, we have the ability to pay non-discretionary annual cash incentive compensation to our named executives that will qualify for deductibility. Independent of our Executive Performance Bonus Plan, the Compensation Committee retains the discretion to reward individual performance by paying executive compensation amounts that may not be deductible under Section 162(m). The Compensation Committee believes that its ability to exercise such discretion is in the best interests of Sherwin-Williams and our shareholders. The Compensation Committee did not approve the payment of any such discretionary bonus amounts for 2013 that are not deductible under Section 162(m).

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of our Chairman and Chief Executive Officer, our Senior Vice President – Finance and Chief Financial Officer and our other three highest paid executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
C. M. Connor	2013	1,221,987	-0-	3,403,504	3,008,952	2,661,000	-0-	521,904	10,817,347
Chairman and	2012	1,221,987	-0-	3,697,866	3,302,040	2,300,000	-0-	460,140	10,982,033
Chief Executive Officer	2011	1,221,987	-0-	2,774,922	2,212,752	1,508,000	-0-	432,387	8,150,048
J. G. Morikis	2013	822,692	-0-	1,063,595	932,351	1,075,000	-0-	265,498	4,159,136
President and	2012	797,370	-0-	1,232,622	1,023,632	1,072,000	-0-	220,675	4,346,299
Chief Operating Officer	2011	776,295	-0-	971,138	737,584	663,000	-0-	210,996	3,359,013
S. P. Hennessy	2013	620,486	-0-	736,335	635,694	811,000	-0-	215,128	3,018,643
Senior Vice President –	2012	601,388	-0-	844,943	693,428	809,000	-0-	236,345	3,185,104
Finance and	2011	585,499	-0-	648,330	553,188	516,000	-0-	165,794	2,468,811
Chief Financial Officer
R. J. Davisson	2013	498,294	-0-	490,890	444,986	560,000	-0-	684,925	2,679,095
President, Paint	2012	452,992	-0-	556,668	495,306	494,000	-0-	318,293	2,317,259
Stores Group	2011	414,575	-0-	596,566	396,451	320,000	-0-	341,027	2,068,619
C. M. Kilbane(1)	2013	490,385	250,000(5)	340,350	656,577	513,000	-0-	45,629	2,295,941
Senior Vice President,
General Counsel and
Secretary

[1]	Ms. Kilbane joined Sherwin-Williams as our Senior Vice President, General Counsel and Secretary on January 7, 2013.

[2]

These values reflect shares of restricted stock granted to our named executives. The value of restricted stock is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values restricted stock assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The following table sets forth the aggregate grant date fair value for the shares of restricted stock reflected in this column assuming the highest level of performance conditions will be achieved.

	2013	2012	2011
C. M. Connor	$5,105,256	$5,546,799	$4,162,383
J. G. Morikis	1,595,393	1,848,933	1,456,707
S. P. Hennessy	1,104,503	1,267,414	972,496
R. J. Davisson	736,335	835,002	894,849
C. M. Kilbane	510,526	—	—

[3]

These values reflect stock options granted to our named executives. The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2013	2012	2011
Risk-free interest rate	1.37%	0.78%	1.13%
Expected life of options	5.10 years	5.11 years	5.27 years
Expected dividend yield of stock	1.32%	1.43%	1.77%
Expected volatility of stock	0.281	0.274	0.303

[4]	The amounts for 2013 include compensation under the following plans and programs:

	C. M. Connor	J. G. Morikis	S. P. Hennessy	R. J. Davisson	C. M. Kilbane
Pension Investment Plan	$ 15,000	$ 12,500	$ 12,500	$ 12,500	-0-
Employee Stock Plan	15,300	15,300	13,125	36,987	-0-
Deferred Compensation Savings Plan	392,038	180,316	142,836	81,014	$43,108
Executive Life Insurance Plan	85,800	49,430	41,900	16,225	-0-
Executive Disability Income Plan	5,540	5,452	4,767	3,966	2,521
Charitable Matching Gifts	-0-	2,500	-0-	500	-0-
Perquisites	8,226	-0-	-0-	307,996	-0-
Reimbursement of Taxes	-0-	-0-	-0-	225,737	-0-

TOTAL	$521,904	$265,498	$215,128	$684,925	$45,629

•	Pension Investment Plan — company contributions under our Salaried Employees’ Revised Pension Investment Plan, a defined contribution plan.

•	Employee Stock Purchase and Savings Plan — company contributions under our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan.

•	2005 Deferred Compensation Savings and Pension Equalization Plan — company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•	Executive Life Insurance Plan — the dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan.

•	Executive Disability Income Plan — company payments for premiums under our Executive Disability Income Plan.

•	Charitable Matching Gifts — company charitable matching contributions under our matching gifts program.

•

Perquisites and Reimbursement of Taxes — The incremental cost of perquisites includes $8,226 for Mr. Connor for personal use of corporate aircraft and $307,996 for Mr. Davisson for relocation expenses relating to his relocation to Cleveland in connection with his promotion to President, Stores Group. These relocation expenses include $57,996 for closing costs related to the 2013 sale of his previous home and $250,000 to partially reimburse him for the loss he incurred on the sale of his previous home. We also reimbursed Mr. Davisson $225,737 for the taxes incurred in connection with the home-sale loss payment. Additional information related to the relocation expenses for Mr. Davisson is set forth under the heading “Limited Perquisites” in the Compensation Discussion and Analysis.

Under our executive travel policy, the Board strongly recommends that our CEO uses corporate aircraft at all times when he is traveling, whether for business or personal reasons. Our CEO has the authority to authorize the personal use of corporate aircraft by the other members of senior management. We believe this policy is similar to the policies of many other large public companies. The incremental cost of personal use of corporate aircraft is determined based upon the variable operating costs of the aircraft, which includes fuel costs, maintenance and repair costs, landing fees, engine reserve fees, catering costs and travel costs for the pilots. The incremental cost includes the cost of “dead head” flights, which are return or pick-up flights without passengers flown. An average hourly rate is calculated by dividing the total variable operating costs for the year by the number of hours the aircraft is flown. The average hourly rate is then multiplied by the number of hours of the executive’s personal use to derive the total incremental cost. Fixed operating costs, such as pilot salaries, depreciation and insurance, that do not change based upon usage are not included. To the extent any use of the corporate aircraft results in imputed income to the executive, we do not provide tax gross-ups on such income.

[5]

Ms. Kilbane was paid a one-time cash new hire bonus of $250,000 on her January 7, 2013 start date with Sherwin-Williams to partially replace compensation forfeited as a result of leaving her previous employer.

Narrative Information Regarding the Summary Compensation Table.

Salary.    The salary amounts disclosed in the table are the amounts of base salary earned by our named executives during the indicated year. For 2013, salaries earned by our named executives accounted for the following percentages of their total compensation set forth in the table: Mr. Connor (11%), Mr. Morikis (20%), Mr. Hennessy (21%), Mr. Davisson (19%) and Ms. Kilbane (21%).

Salaried Employees’ Revised Pension Investment Plan.    Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified retirement plan that provides eligible U.S. salaried employees with a company contribution based on an age and service formula. All of our named executives participate in this plan.

Employee Stock Purchase and Savings Plan.    We provide all of our eligible U.S. salaried employees the opportunity to participate in our Employee Stock Purchase and Savings Plan, a tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive company matching contributions. Our named executives participate in this plan on the same terms as other eligible employees.

2005 Deferred Compensation Savings and Pension Equalization Plan.    Our Deferred Compensation Savings Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred under this plan. Our executives became eligible to participate in this plan effective January 1, 2010. Information about this plan is set forth in the 2013 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

In addition, we purchase tickets to sporting and cultural events for business purposes. If not used for business purposes, the tickets are made available to our executives and other employees for personal use.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock during 2013 to our named executives.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
C. M. Connor	02/12/2013	-0-	1,527,483	3,054,967
	02/12/2013				2,704	10,400	20,800				1,701,752
	02/12/2013							10,400			1,701,752
	10/16/2013								71,000	180.46	3,008,952
J. G. Morikis	02/12/2013	-0-	617,019	1,234,038
	02/12/2013				845	3,250	6,500				531,798
	02/12/2013							3,250			531,798
	10/16/2013								22,000	180.46	932,351
S. P. Hennessy	02/12/2013	-0-	465,365	930,729
	02/12/2013				585	2,250	4,500				368,168
	02/12/2013							2,250			368,168
	10/16/2013								15,000	180.46	635,694
R. J. Davisson	02/12/2013	-0-	298,976	597,953
	02/12/2013				390	1,500	3,000				245,445
	02/12/2013							1,500			245,445
	10/16/2013								10,500	180.46	444,986
C. M. Kilbane	02/12/2013	-0-	294,231	588,462
	02/12/2013				270	1,040	2,080				170,175
	02/12/2013							1,040			170,175
	01/07/2013								10,000	157.90	338,730
	10/16/2013								7,500	180.46	317,847

[1]

These amounts reflect the threshold, target and maximum annual cash incentive compensation amounts that could have been earned during 2013 based upon the achievement of performance goals under our 2007 Executive Performance Bonus Plan. The grant date of February 12, 2013 is the date that the performance goals were approved by the Compensation Committee. The amounts of annual cash incentive compensation earned in 2013 by our named executives have been determined and were paid in February 2014. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

These amounts reflect the threshold, target and maximum number of shares of performance-based restricted stock granted on February 12, 2013 under our 2006 Equity and Performance Incentive Plan. These shares vest in February 2016 based upon the achievement of the financial performance goal.

[3]	These amounts reflect the number of shares of time-based restricted stock granted on February 12, 2013 under our 2006 Equity and Performance Incentive Plan. These shares vest in February 2016.

[4]

These amounts reflect the number of stock options granted on January 7, 2013 and October 16, 2013 under our 2006 Equity and Performance Incentive Plan. These stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant and expire on January 6, 2023 and October 15, 2023, respectively.

[5]

The exercise price equals the average of the highest and lowest sale prices of our common stock on the grant date. The closing prices on the grant dates were $158.49 and $181.44 on January 7, 2013 and October 16, 2013, respectively.

[6]

The value of performance-based and time-based restricted stock is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. This valuation method values restricted stock assuming target level of performance based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

The value of stock options is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Stock Compensation Topic 718 of the ASC), excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes option pricing model. The assumptions used in this model are set forth in the table to footnote 3 of the Summary Compensation Table.

Narrative Information Regarding the 2013 Grants of Plan-Based Awards Table.

Non-Equity Incentive Plan Awards.    The non-equity incentive plan awards set forth in the table reflect annual cash incentive compensation that could have been earned by our named executives during 2013 under our 2007 Executive Performance Bonus Plan based upon the accomplishment of financial and operating performance goals. Annual cash incentive compensation is payable as a percentage of salary. These percentages vary by named executive. More information is set forth under the heading “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis.

Restricted Stock.    We grant performance-based and time-based restricted stock pursuant to our 2006 Equity and Performance Incentive Plan. We have included more information about our restricted stock program under the heading “Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis.

Time-based shares granted in 2013 vest at the end of a three-year vesting period. Performance-based shares granted in 2013 vest at the end of a three-year performance period based upon cumulative earnings per share over the three-year period.

The threshold amounts for the performance-based restricted stock set forth in the table correspond to our named executives receiving 13% of the shares granted, which is the number of shares that will vest for the minimum level of performance. The maximum amounts set forth in the table reflect a grant of a number of shares of performance-based restricted stock equal to two times the target value (and correspondingly the setting of above target goals higher, making achievement of the goals more difficult to attain) in order to provide an incentive for above target performance.

The payment of dividends on unvested shares of performance-based restricted stock is deferred, and dividends are paid only if and to the extent the restricted stock vests based on the achievement of the financial performance goal. Current dividends are paid on shares of time-based restricted stock. Dividends are paid at the same rate as is paid on Sherwin-Williams common stock. During 2013, the quarterly dividend rate was $0.50 per share. In February 2014, the Board of Directors announced an increase in the quarterly dividend rate to $0.55 per share payable on March 14, 2014.

Stock Options.    We grant stock options pursuant to our 2006 Equity and Performance Incentive Plan. The option exercise price is equal to the average of the highest and lowest reported sale prices of our common stock on the grant date. Stock options vest at the rate of one-third per year on the first, second and third anniversary dates of the date of grant and have a term of 10 years.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013 TABLE

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock outstanding on December 31, 2013 for our named executives.

	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
C. M. Connor	10/21/2005	2,293	-0-	43.595	10/20/2015	16,350	(3)	3,000,225	32,700	(6)	6,000,450
	10/18/2006	1,682	-0-	59.435	10/17/2016	18,600	(4)	3,413,100	37,200	(7)	6,826,200
	10/19/2007	100,000	-0-	63.44	10/18/2017	10,400	(5)	1,908,400	20,800	(8)	3,816,800
	10/14/2008	125,000	-0-	54.09	10/13/2018
	10/15/2009	125,000	-0-	63.25	10/14/2019
	10/19/2010	115,000	-0-	72.62	10/18/2020
	10/19/2011	80,000	40,000	78.255	10/18/2021
	10/17/2012	33,334	66,666	154.4325	10/16/2022
	10/16/2013	-0-	71,000	180.46	10/15/2023
J. G. Morikis	10/19/2010	38,623	-0-	72.62	10/18/2020	5,722	(3)	1,049,987	11,444	(6)	2,099,974
	10/19/2011	26,667	13,333	78.255	10/18/2021	6,200	(4)	1,137,700	12,400	(7)	2,275,400
	10/17/2012	10,334	20,666	154.4325	10/16/2022	3,250	(5)	596,375	6,500	(8)	1,192,750
	10/16/2013	-0-	22,000	180.46	10/15/2023
S. P. Hennessy	10/19/2010	30,623	-0-	72.62	10/18/2020	3,820	(3)	700,970	7,640	(6)	1,401,940
	10/19/2011	20,000	10,000	78.255	10/18/2021	4,250	(4)	779,875	8,500	(7)	1,559,750
	10/17/2012	7,000	14,000	154.4325	10/16/2022	2,250	(5)	412,875	4,500	(8)	825,750
	10/16/2013	-0-	15,000	180.46	10/15/2023
R. J. Davisson	10/19/2010	4,000	-0-	72.62	10/18/2020	3,515	(3)	645,003	7,030	(6)	1,290,005
	10/19/2011	7,166	7,167	78.255	10/18/2021	2,800	(4)	513,800	5,600	(7)	1,027,600
	10/17/2012	5,000	10,000	154.4325	10/16/2022	1,500	(5)	275,250	3,000	(8)	550,500
	10/16/2013	-0-	10,500	180.46	10/15/2023
C. M. Kilbane	01/07/2013	-0-	10,000	157.90	01/06/2023	1,040	(5)	190,840	2,080	(8)	381,680
	10/16/2013	-0-	7,500	180.46	10/15/2023

[1]	Options vest at the rate of one-third per year on the first, second and third anniversary dates of the grant.

[2]	These values equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($183.50) on December 31, 2013.

[3]	Shares of time-based restricted stock vested in February 2014.

[4]	Shares of time-based restricted stock vest in February 2015.

[5]	Shares of time-based restricted stock vest in February 2016.

[6]

All of these shares of performance-based restricted stock vested in February 2014 based upon the achievement of the performance goals. The number and value of these shares reflect the maximum level of performance.

[7]

Shares of performance-based restricted stock vest in February 2015 on the date the Compensation Committee determines the level of achievement of the performance goals. The number and value of these shares reflect the maximum level of performance.

[8]

Shares of performance-based restricted stock vest in February 2016 on the date the Compensation Committee determines the level of achievement of the performance goal. The number and value of these shares reflect the maximum level of performance.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2013 for our named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
C. M. Connor	-0-	-0-	46,726	7,747,171
J. G. Morikis	16,463	1,693,237	20,128	3,337,222
S. P. Hennessy	29,801	3,184,994	13,420	2,225,036
R. J. Davisson	7,167	752,356	4,888	810,430
C. M. Kilbane	-0-	-0-	-0-	-0-

[1]

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the date of exercise.

[2]

The value realized on the vesting of restricted stock is equal to the number of shares of restricted stock vested multiplied by the market price of our common stock ($165.80). The market price is equal to the average of the highest and lowest reported sale prices of our common stock on the vesting date (February 15, 2013).

2013 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information relating to our 2005 Deferred Compensation Savings and Pension Equalization Plan for 2013.

	Executive Contributions in Last	Registrant Contributions in Last	Aggregate Earnings/(Losses) in Last	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	FY ($)	FY ($)(1)	FY ($)(2)	($)	($)(3)
C. M. Connor	-0-	392,038	352,201	-0-	1,669,177
J. G. Morikis	-0-	180,316	49,262	-0-	639,256
S. P. Hennessy	-0-	142,836	51,124	-0-	506,135
R. J. Davisson	-0-	81,014	14,389	-0-	236,186
C. M. Kilbane	-0-	43,108	3,491	-0-	46,599

[1]	These amounts represent company contributions for each named executive. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]

These amounts include earnings/(losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

[3]

These amounts represent each named executive’s aggregate account balance at December 31, 2013. The amounts include company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. The table below sets forth the portion of these aggregate account balances that previously were reported as compensation in the Summary Compensation Table for prior years. No amount was previously reported for Ms. Kilbane because she joined Sherwin-Williams in January 2013.

Name	Amount Previously Reported ($)
C. M. Connor	822,366
J. G. Morikis	368,236
S. P. Hennessy	280,391
R. J. Davisson	111,569
C. M. Kilbane	-0-

Material Features of our Deferred Compensation Savings Plan.

Our 2005 Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations. Our named executives became eligible to participate in this plan effective January 1, 2010.

There are two benefit components to the deferred compensation savings portion of this plan. The benefit payable under the first component is the company matching contribution under our Employee Stock Purchase and Savings Plan (a 401(k) plan) that participants would have otherwise received but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code. All of our named executives participate in this component of this plan.

The second component to this plan is the company contribution provided under our Salaried Employees’ Revised Pension Investment Plan. The benefit payable under this second component of this plan is the company contribution that participants would have otherwise received but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code. All of our named executives participate in this component of this plan.

All company contributions provided under these two components of this plan are credited in the form of units and accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in this plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability or upon a separation of service, unless otherwise timely elected, in equal annual installments not to exceed fifteen (15) years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives in the event of a termination of employment as a result of retirement, involuntary termination, death, disability, voluntary termination (not for cause), termination for cause, and termination following a change in control.

We do not have employment agreements with any of our named executives and do not have a formal severance policy or arrangement that provides for payments to a named executive in the event of a termination of employment (other than with respect to a termination of employment following a change in control as described below). The Compensation and Management Development Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive in the event of a termination. The Compensation Committee believes that it is in the best interests of Sherwin-Williams and our shareholders that executives are treated fairly and equitably on a termination.

Assumptions and General Principles.

The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that each named executive was terminated on December 31, 2013. Accordingly, the table reflects amounts earned as of December 31, 2013 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts to be paid to a named executive can only be determined at the time of the termination or change in control.

•

A named executive is entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive’s employment is terminated. These amounts include base salary, unused vacation pay and annual cash incentive compensation. These amounts are not shown in the table, except for potential prorated annual cash incentive compensation as described below.

•

A named executive must be employed on December 31 to be entitled to receive annual cash incentive compensation pursuant to our 2007 Executive Performance Bonus Plan. In the event a termination occurs on a date other than December 31, the Compensation Committee has discretion to award the named executive an annual cash incentive compensation payment. Typically, this payment would approximate a prorated amount of the payment the named executive would have received under the plan and takes into consideration the named executive’s performance and contributions to achieving the performance goals under the plan to the date of termination. These annual cash incentive payments have not typically been awarded in the event of a voluntary termination or a termination for cause.

Because we have assumed a December 31, 2013 termination date, each of our named executives is entitled to receive the annual cash incentive compensation payment earned under the plan for 2013. Therefore, the amount set forth in the table for prorated annual cash incentive compensation is the actual annual incentive compensation earned by each named executive during 2013. This amount is also the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our 2006 Equity and Performance Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change of control. Please refer to the information set forth below under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plans in the event of a change in control.

•

A named executive may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to any restricted stock awards for which the vesting period has expired prior to the date of termination. The number of unrestricted shares to be received by a named executive will be determined by the Compensation Committee pursuant to the applicable plan. Any payments related to these stock options and restricted stock awards are not included in the table because they are not severance payments.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our Employee Stock Purchase and Savings Plan and any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

Retirement.

A named executive is eligible to elect retirement upon satisfying the criteria for retirement (age 65, age 55-59 with at least 20 years of vesting service or age 60 or older if the combination of age and years of vesting service equal at least 75). In the event of retirement, all outstanding stock options will continue to vest in accordance with their terms, and all outstanding restricted stock awards will continue to vest as if the named executive had continued employment throughout the restriction period. Notwithstanding the foregoing, for all outstanding restricted stock awarded prior to 2013, in the event the named executive elects retirement at age 55-59 with at least 20 years of vesting service or age 60 or older if the combination of age and years of service equal at least 75, the Compensation Committee has the discretion to cancel all of the named executive’s rights to outstanding restricted stock, continue all rights in full, or prorate the number of shares of restricted stock for the portions of the restricted periods completed as of the date of retirement. The number of unrestricted shares that the named executive will be entitled to receive if the named executive’s rights continue in full or pro rata will be determined in accordance with the plan as if the named executive had remained employed throughout the restriction period.

At December 31, 2013, Messrs. Connor and Hennessy were eligible for retirement.

Involuntary Termination.

In the event of an involuntary termination not for cause, the Compensation Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a named executive. In making this determination, the Compensation Committee may consider a number of factors, including the reasons for the termination, the named executive’s tenure and performance, the named executive’s personal circumstances and the amount of severance payments, if any, generally offered to executives at other companies in similar positions. Because we do not have sufficient experience with involuntary terminations of executives at the positions of our named executives, we cannot reasonably estimate the amount or range of amounts of severance payments and benefits that would be offered to our named executives. Therefore, although it is reasonably likely that we will offer a severance payment and benefits to a named executive in the event of an involuntary termination not for cause, these amounts are not included in the table.

Death and Disability.

In the event of the death or disability of a named executive, all outstanding stock options will immediately vest and become exercisable, and all shares of restricted stock will immediately vest and become unrestricted. The amounts for stock options reflect the difference between the average of the high and low market price of our common stock ($183.21) on December 31, 2013 and the exercise price for each option for which vesting accelerated. The amounts for restricted stock reflect the number of shares of restricted stock for which the vesting accelerated multiplied by the average of the high and low market price of our common stock ($183.21) on December 31, 2013.

In addition, each named executive (except Ms. Kilbane) participates in our executive life insurance program. Under our executive life insurance program, the beneficiary of a named executive is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Mr. Davisson) the named executive’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4 times (for Messrs. Connor, Morikis and Hennessy) or 3.5 times (for Mr. Davisson) the named executive’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5 times (for Messrs. Connor, Morikis and Hennessy) or 2.0 times (for Mr. Davisson) the named executive’s base salary at age 62. All of such named executives were less than 62 years of age on December 31, 2013.

Each named executive also participates in one of two executive long-term disability programs. The original program was frozen to new participants effective January 1, 2008. Upon the occurrence of a disability under the frozen program, a covered named executive will receive an annual benefit equal to 60% of base salary until the earliest of: (a) age 65; (b) recovery from the disability; (c) the date the named executive begins receiving retirement plan benefits; or (d) death. The second program was adopted as of January 1, 2013 to cover executives not otherwise eligible for the original frozen program and provides substantially similar benefits, subject to a benefit cap of $35,000 per month, until the earliest of Social Security normal retirement age (or, if age 60 or older at the time of disability, a period of 12-60 months depending on the executive’s age), recovery from the disability or death. Ms. Kilbane is the only named executive who participants in the program adopted in 2013. The amounts set forth in the table reflect the amount of the first annual payment (60% multiplied by the named executive’s current base salary) under the programs.

Voluntary Termination and Termination for Cause.

A named executive is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control.

At our 2010 Annual Meeting, our 2006 Equity and Performance Incentive Plan was amended to include a “double-trigger” acceleration provision with respect to the vesting of equity awards (granted after our 2010 Annual Meeting) in connection with a change of control. Upon a change of control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change of control, the participant’s employment is terminated other than for cause or the participant terminates his or her employment for good reason. If a participant’s employment is terminated under either of those circumstances, his or her outstanding awards will immediately vest and become exercisable in full. Awards that are not assumed by the surviving entity will also immediately vest and become exercisable in full.

For equity awards granted prior to our 2010 Annual Meeting, upon the occurrence of a change in control, all outstanding stock options will immediately vest and become exercisable and all shares of restricted stock will immediately vest and become unrestricted for all participants under the applicable stock plans, including our named executives. Because all equity awards granted prior to our 2010 Annual Meeting have already fully vested, no amounts are shown in the table for such awards. The amounts set forth in the table assume in the event of a change in control without a termination of employment that all outstanding stock options and shares of restricted stock granted after our 2010 Annual Meeting will be assumed by the surviving entity and will continue to vest and become exercisable in accordance with their original terms.

The amounts shown in the table for stock options reflect the difference between the average of the high and low market price of our common stock ($183.21) on December 31, 2013 and the exercise price for each option for which vesting accelerated. The amounts shown in the table for restricted stock reflect the number of shares of restricted stock for which vesting accelerated multiplied by the average of the high and low market price of our common stock ($183.21) on December 31, 2013.

We have also entered into change in control severance agreements with each of our named executives. Forms of these agreements have been filed as an exhibit to our Annual Report on Form 10-K.

In general, a change of control will be deemed to have occurred under our 2006 Equity and Performance Incentive Plan and the severance agreements if: (1) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans or purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and excluding certain inadvertent purchases); (2) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (3) Sherwin-Williams closes a reorganization, merger, consolidation or significant sale of assets resulting in a substantial change in its ownership or leadership; or (4) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitutes good reason, in addition to the accelerated vesting of stock options and restricted stock described above, each will receive:

•

a lump sum severance payment in an amount equal to 3 times (with respect to Messrs. Connor, Morikis and Hennessy) or 2.5 times (with respect to Mr. Davisson and Ms. Kilbane) the sum of (a) the named executive’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the named executive for each of the three years prior to the date of termination or (ii) the named executive’s target cash incentive compensation for the year in which the termination occurs;

•

a lump sum amount equal to the pro rata portion of any annual cash incentive compensation earned by the named executive through the date of termination, assuming achievement of the target level of the performance goals;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the named executive’s then-current base salary; and

•

(for each named executive, except Ms. Kilbane) an amount equal to the excise tax and taxes thereon charged, if any, to the named executive as a result of any change in control payments (provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount which would cause the excise tax to be assessed, the severance payments shall be reduced to a level which would cause no excise tax to apply).

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL TABLE

Event	C.M. Connor	J.G. Morikis	S.P. Hennessy	R.J. Davisson		C.M. Kilbane
Retirement
Prorated annual cash incentive compensation	$2,661,000	N/A	$811,000	$	N/A	N/A

Total	$2,661,000	$0	$811,000		$0	$0

Involuntary Termination
Prorated annual cash incentive compensation	$2,661,000	$1,075,000	$811,000		$560,000	$513,000

Total	$2,661,000	$1,075,000	$811,000		$560,000	$513,000
Death
Prorated annual cash incentive compensation	$2,661,000	$1,075,000	$811,000		$560,000	$513,000
Accelerated stock options	6,311,931	2,054,581	1,493,685		1,068,862	273,725
Accelerated restricted stock	24,925,721	8,338,986	5,672,182		4,295,358	571,615
Life insurance proceeds	4,887,947	3,306,784	2,494,024		1,768,767	N/A

Total	$38,786,599	$14,775,351	$10,470,891		$7,692,987	$1,358,340

Disability
Prorated annual cash incentive compensation	$2,661,000	$1,075,000	$811,000		$560,000	$513,000
Accelerated stock options	6,311,931	2,054,581	1,493,685		1,068,862	273,725
Accelerated restricted stock	24,925,721	8,338,986	5,672,182		4,295,358	571,615
Disability benefits	733,192	496,018	374,104		303,217	300,000

Total	$34,631,844	$11,964,585	$8,350,971		$6,227,437	$1,658,340
Voluntary Termination and Termination for Cause
No payments	N/A	N/A	N/A		N/A	N/A

Total	$0	$0	$0		$0	$0
Change in Control with Termination
Prorated annual cash incentive compensation	$2,661,000	$1,075,000	$811,000		$560,000	$513,000
Accelerated stock options	6,311,931	2,054,581	1,493,685		1,068,862	273,725
Accelerated restricted stock	24,925,721	8,338,986	5,672,182		4,295,358	571,615
Cash severance payment	10,134,960	5,290,088	4,006,518		2,408,405	2,532,500
Continued health care benefits	22,294	22,607	22,607		22,607	7,529
Outplacement services	122,199	82,670	62,351		50,536	50,000
Excise tax	0	0	0		0	N/A

Total	$44,178,105	$16,863,932	$12,068,343		$8,405,768	$3,948,369

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under our equity compensation plans at December 31, 2013.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2) (c)
Equity compensation plans approved by security holders	6,484,592	(3)	$96.25	5,636,618
Equity compensation plans not approved by security holders	-0-		—	—

Total	6,484,592	(3)	$96.25	5,636,618

[1]

These amounts represent the number of shares of common stock that may be issued in connection with the exercise of outstanding stock options granted under The Sherwin-Williams Company 2003 Stock Plan and The Sherwin-Williams Company 2006 Equity and Performance Incentive Plan. No further grants may be made under our 2003 Stock Plan, although outstanding stock options continue in force in accordance with their terms.

[2]

These amounts include 5,527,160 shares of common stock remaining available for future awards under our 2006 Equity and Performance Incentive Plan and 109,458 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

[3]	At December 31, 2013, the 6,484,592 outstanding option rights had a weighted average expected term of 6.75 years.

PROPOSAL 2 — ADVISORY APPROVAL OF COMPENSATION OF NAMED EXECUTIVES

We are asking our shareholders to approve, on an advisory non-binding basis, the compensation of our named executives as disclosed in this Proxy Statement pursuant to SEC rules. This annual vote is commonly known as say-on-pay. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executives and our executive compensation program and practices described in this Proxy Statement.

We are focused on delivering sustained financial and operating results with the ultimate goal of creating and maximizing long-term value for our shareholders. We believe our executive compensation program has been thoughtfully and appropriately designed and managed to support our overall business goals and strategies, to drive sustained performance, and to deliver superior shareholder returns.

Our objective is to ensure that our executive compensation program (a) is competitive by attracting, retaining and motivating talented and high-performing executives, (b) maintains a pay for performance philosophy with a significant percentage of executive pay tightly linked to company and business unit performance, and (c) aligns the interests of our executives with those of our shareholders through significant stock ownership requirements and long-term stock incentive compensation that rewards our executives the way our shareholders are rewarded – through growth in the value of our stock. We believe our program achieves this objective.

The Compensation Discussion and Analysis describes our executive compensation program, including detailed information about how and why we make executive compensation decisions, and the decisions made relating to 2013 compensation. We have included a list of our more significant executive compensation practices, which promote responsible pay and governance principles and alignment with shareholder interests, in the Executive Summary of the Compensation Discussion and Analysis.

Accordingly, the Board of Directors requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executives as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”

Although this advisory vote on executive compensation is not binding on us, the Board and the Compensation Committee highly value the opinions of our shareholders. The results of this vote will provide information to the Compensation Committee about our executive compensation program, which the Compensation Committee will be able to consider in the future when making executive compensation decisions. We intend to hold this vote annually, with the next vote occurring at our 2015 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2 relating to the approval, on an advisory basis, of the compensation of the named executives.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2014. Ernst & Young LLP acted as our independent registered public accounting firm for the fiscal year ended December 31, 2013. Additional information regarding the services provided to us by Ernst & Young LLP during 2013 is set forth below under the heading entitled “Matters Relating to the Independent Registered Public Accounting Firm.”

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

The Board of Directors unanimously recommends that you vote “FOR”

Proposal 3 relating to the ratification of the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm.

MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Ernst & Young LLP.

The following table sets forth the fees for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2012 and December 31, 2013.

	2013	2012
Audit Fees	$3,570,400	$3,114,000
Audit-Related Fees	210,000	478,000
Tax Fees	319,600	236,000
All Other Fees	-0-	-0-

Total	$4,100,000	$3,828,000

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees.    These are fees for professional services rendered by Ernst & Young LLP for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting; the review of financial statements included in our Quarterly Reports on Form 10-Q; certain audits of foreign subsidiary financial statements required by local statutes; and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, consultation on accounting matters in foreign jurisdictions, due diligence related to mergers and acquisitions, and consultation on financial accounting and reporting.

Tax Fees.    These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance in foreign jurisdictions, and consulting on tax planning matters.

All Other Fees.    These are fees for other services rendered by Ernst & Young LLP that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-approval Policy.

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young LLP prior to their engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young LLP during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The Chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

None of the fees paid to Ernst & Young LLP under the categories Audit-Related, Tax and All Other were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as to each director and nominee, each named executive and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2013. Unless otherwise noted, all of the directors, nominees and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below. No director, nominee or executive officer beneficially owns any shares of ESOP serial preferred stock.

Name of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned(1,2,3,4)	Percent of Common Stock Beneficially Owned
A. F. Anton	12,806	*
C. M. Connor	1,102,456	1.09%
R. J. Davisson	47,624	*
S. P. Hennessy	149,956	*
D. F. Hodnik	12,906	*
T. G. Kadien	8,069	*
C. M. Kilbane	6,454	*
R. J. Kramer	2,985	*
S. J. Kropf	12,656	*
J. G. Morikis	183,373	*
C. A. Poon(5)	20	*
R. K. Smucker	28,821	*
J. M. Stropki	8,236	*
All directors and executive officers as a group	2,035,240	2.01%

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]

These amounts include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares held under our Employee Stock Purchase and Savings Plan: Mr. Connor (48,742), Mr. Davisson (8,013), Mr. Hennessy (18,414), Mr. Morikis (16,692) and all executive officers as a group (135,171).

[2]	These amounts include shares of restricted stock owned over which employees and directors have voting power, but no investment power until restrictions lapse.

[3]

These amounts include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2013, through the exercise of stock options: Mr. Connor (582,309), Mr. Davisson (16,166), Mr. Hennessy (57,623), Ms. Kilbane (3,334), Mr. Morikis (75,624) and all directors and executive officers as a group (933,834).

[4]

These amounts do not include the following approximate number of shares of shadow stock owned by directors under our Director Deferred Fee Plan: Mr. Kadien (1,814), Mrs. Kropf (14,392) and all directors as a group (16,206). Under our Director Deferred Fee Plan, directors may defer payment of all or a portion of their director fees into a shadow stock account. Directors have no voting rights associated with shadow stock, and ownership of shadow stock does not result in any beneficial ownership of common stock.

[5]	Information for Ms. Poon is as of February 19, 2014, the date she was nominated as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as to each beneficial owner known to us to own more than five percent of each class of voting securities, information regarding shares owned by each as of the most recent practicable date.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	13,609,442	(1)	13.6%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	8,749,593	(2)	8.6%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,779,213	(3)	6.7%

ESOP Serial Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Sherwin-Williams Company Employee Stock Purchase and Savings Plan 101 West Prospect Avenue Cleveland, Ohio 44115	40,406	(4)	100%

[1]

The shares of common stock reflected in the table are owned at December 31, 2013. Shares of common stock owned pursuant to our Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares in the same proportion as it votes those shares for which it receives proper instructions.

[2]

Based on a Schedule 13G filed on February 13, 2014, these securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

[3]

Based on a Schedule 13G filed on February 11, 2014 by The Vanguard Group (“Vanguard”), an investment adviser, Vanguard owned 6,779,213 shares of common stock at December 31, 2013. Of the total shares, Vanguard had sole dispositive power over 6,647,529 shares, shared dispositive power over 131,684 shares, sole voting power over 142,477 shares and shared voting power over none of the shares.

[4]

The shares of ESOP serial preferred stock reflected in the table are owned at December 31, 2013. Shares of ESOP serial preferred stock are held in an unallocated account in our Employee Stock Purchase and Savings Plan. Shares are voted by the trustee in the same proportion as shares of common stock are voted, as described in footnote 1 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our equity securities with the SEC. To our knowledge, based solely on information furnished to us and written representations by such persons, all of our directors and executive officers complied with their filing requirements in 2013, except that Mr.  Stropki inadvertently filed a Form 4 to report one transaction late.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

As part of our Code of Conduct, directors and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board recognizes that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sherwin-Williams was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Nominating and Corporate Governance Committee is responsible to review and approve these transactions.

In response to an annual questionnaire, directors, director nominees and executive officers are required to submit to the Nominating Committee a description of any current or proposed transaction and provide updates during the year. In addition, we will provide any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding transactions to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions may be presented for approval at the next meeting, or where it is not practicable or desirable to wait until the next meeting, to the Chair of the Nominating Committee (who possesses delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Nominating Committee for its action, which may include termination, amendment or ratification of the transaction.

The Nominating Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of Sherwin-Williams and our shareholders, as is determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Sherwin-Williams will disclose all related person transactions in its securities filings. No reportable transactions existed during 2013, and there are currently no such proposed transactions.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Proposals to Be Included in the Proxy Statement.

Under SEC rules, shareholder proposals must be received at our principal executive offices, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 6, 2014 in order to be considered for inclusion in the proxy materials relating to the 2015 Annual Meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not to Be Included in the Proxy Statement.

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices at 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary.

To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and the Annual Meeting is held on a date more than ten calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific requirements for the notice. You can access a copy of our Regulations in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

HOUSEHOLDING INFORMATION

Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2013 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

ANNUAL REPORT ON FORM 10-K

We will provide to each shareholder who is solicited to vote at the 2014 Annual Meeting, upon the request of such person and without charge, a copy of our 2013 Annual Report on Form 10-K. Please write or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

APPENDIX A

THE SHERWIN-WILLIAMS COMPANY

Board of Directors

Director Independence Standards

The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sherwin-Williams). In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.	In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if: (i) the director is, or has been within the last three years, an employee of Sherwin-Williams; (ii) an immediate family member of the director is, or has been within the last three years, an executive officer of Sherwin-Williams; (iii) the director has received, or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Sherwin-Williams, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director is a current partner or employee of Sherwin-Williams’ independent auditor, or an immediate family member of the director is a current partner of Sherwin-Williams’ independent auditor; (v) an immediate family member of the director is a current employee of Sherwin-Williams’ independent auditor and personally works on Sherwin-Williams’ audit, or the director or an immediate family member of the director was within the last three years a partner or employee of Sherwin-Williams’ independent auditor and personally worked on Sherwin-Williams’ audit within that time; or (vi) the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of Sherwin-Williams’ present executive officers at the same time serves or served on that company’s compensation committee.

2.	In addition to the relationships described in paragraph 1, Audit Committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from Sherwin-Williams or any of its subsidiaries or (ii) be an affiliated person of Sherwin-Williams or any of its subsidiaries. Audit Committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.	In addition to the relationships described in paragraph 1, in affirmatively determining the independence of any director who will serve on the Compensation and Management Development Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to Sherwin-Williams which is material to that director’s ability to be independent from management in connection with the duties of a Compensation and Management Development Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Sherwin-Williams to such director; and (ii) whether such director is affiliated with Sherwin-Williams, a subsidiary of Sherwin-Williams or an affiliate of a subsidiary of Sherwin-Williams.

4.

The following relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made

A-1

payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets; (iii) if the director, or an immediate family member of the director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Sherwin-Williams’ or Sherwin-Williams’ Foundation’s discretionary charitable contributions (Sherwin-Williams’ Foundation matching of employee charitable contributions will not be included in the amount of the Foundation’s contributions for this purpose) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues; (iv) if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor; (v) if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal or religious organization or club as another Sherwin-Williams director or executive officer; or (vi) if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except as set forth in paragraph 1 above regarding compensation committee interlocks).

5.	For relationships not covered by the categorical standards in paragraphs 1 and 4, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 4. Sherwin-Williams will explain in its next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 4 above.

6.	The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with Sherwin-Williams to enable the Board to evaluate the director’s independence.

7.	Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business, charitable and other relationships between directors (including immediate family members) and Sherwin-Williams and its affiliates.

For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A-2

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/shw Use the Internet to vote your proxy until 11:00 p.m. (EDT) on April 15, 2014.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:00 p.m. (EDT) on April 15, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

ò Please detach here ò

The Board of Directors recommends a vote “FOR” Items 1 through 3.

1. Election of directors:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
01	A.F. Anton	☐	☐	☐	06	S.J. Kropf	☐	☐	☐
02	C.M. Connor	☐	☐	☐	07	C.A. Poon	☐	☐	☐
03	D.F. Hodnik	☐	☐	☐	08	R.K. Smucker	☐	☐	☐
04	T.G. Kadien	☐	☐	☐	09	J.M. Stropki	☐	☐	☐
05	R.J. Kramer	☐	☐	☐

2. Advisory approval of compensation of the named executives.	☐	For	☐	Against	☐	Abstain

3. Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2014.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1 THROUGH 3.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy . If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ADMISSION TICKET

2014 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 16, 2014, 9:00 A.M.

Landmark Conference Center

927 Midland Building

101 West Prospect Avenue

Cleveland, Ohio

This is your admission ticket to the Annual Meeting. This admission ticket only admits the shareholder identified on the reverse side and is non-transferable. We may also ask you to present valid photo identification to enter the Annual Meeting.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 16, 2014. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: http://proxymaterials.sherwin.com

PROXY/VOTING INSTRUCTION CARD

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS — APRIL 16, 2014

The undersigned hereby appoints Christopher M. Connor, Sean P. Hennessy and Catherine M. Kilbane, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock and ESOP serial preferred stock of The Sherwin-Williams Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held April 16, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan, and by the trustee of our Employee Stock Purchase and Savings Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our Employee Stock Purchase and Savings Plan. If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of our Employee Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 11, 2014, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

See reverse for voting instructions.